                                                                  EXHIBIT 10.17

                     =======================================
                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT

                     =======================================


                           FLEET RETAIL FINANCE INC.
                                   THE LENDER

                     =======================================

                          BAKERS FOOTWEAR GROUP, INC.
                        F/K/A WEISS AND NEUMAN SHOE CO.
                                  THE BORROWER

                     =======================================

                                TABLE OF CONTENTS



ARTICLE 1: - DEFINITIONS:

ARTICLE 2: - THE REVOLVING CREDIT:
2.1.  Establishment of Revolving Credit .........................................25
2.2.  Advances in Excess of Borrowing Base (Overloans) ..........................25
2.3.  Risks of Value of Collateral ..............................................25
2.4.  Commitment to Make Revolving Credit Loans and Support Letters of Credit ...26
2.5.  Revolving Credit Loan Requests ............................................26
2.6.  Making of Revolving Credit Loans ..........................................28
2.7.  The Loan Account ..........................................................28
2.8.  The Revolving Credit Note .................................................29
2.9.  Payment of The Loan Account ...............................................29
2.10. Interest on Revolving Credit Loans ........................................30
2.11. Revolving Credit Commitment Fee; Amendment Fee ............................31
2.12. Facility Fee ..............................................................31
2.13. Unused Line Fee ...........................................................32
2.14. Early Termination Fee .....................................................32
2.15  Concerning Fees ...........................................................33
2.16. Lender's Discretion .......................................................34
2.17. Procedures For Issuance of L/C's ..........................................34
2.18. Fees For L/C's ............................................................35
2.19. Concerning L/C's ..........................................................36
2.20. References to Original Agreement ..........................................37
2.21. Changed Circumstances .....................................................38
2.22. Sublimit Facility .........................................................38

ARTICLE 3: - CONDITIONS PRECEDENT:
3.1   Corporate Due Diligence ...................................................40
3.2.  Opinion ...................................................................40
3.3.  Officers' Certificates ....................................................41
3.4.  Additional Documents ......................................................41
3.5.  Representations and Warranties ............................................41
3.6.  All Fees and Expenses Paid ................................................41
3.7.  No Suspension Event .......................................................41
3.8.  No Adverse Change .........................................................41

ARTICLE 4: - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:
4.1.  Payment and Performance of Liabilities ....................................42
4.2.  Due Organization. Corporate Authorization. No Conflicts ...................42
4.3.  Trade Names ...............................................................43
4.4.  Infrastructure ............................................................43
4.5.  Year 2000 Compliance ......................................................43
4.6.  Locations .................................................................43
      (c) .......................................................................44
4.7.  Title to Assets ...........................................................44
4.8.  Indebtedness ..............................................................45
4.9.  Insurance .................................................................45
4.10. Licenses ..................................................................46
4.11. Leases ....................................................................46
4.12. Requirements of Law .......................................................47
4.13. Labor Relations ...........................................................47

4.14.  Maintain Properties ......................................................47
4.15.  Taxes ....................................................................48
4.16.  No Margin Stock ..........................................................50
4.17.  ERISA ....................................................................50
4.18.  Hazardous Materials ......................................................50
4.19.  Litigation ...............................................................51
4.20.  Dividends. Investments. Corporate Action .................................51
4.21.  Loans ....................................................................52
4.22.  Protection of Assets .....................................................52
4.23.  Line of Business .........................................................52
4.24.  Affiliate Transactions ...................................................52
4.25.  Executive Pay ............................................................53
4.26.  Further Assurances .......................................................53
4.27.  Adequacy of Disclosure ...................................................53
4.28.  No Restrictions on Liabilities ...........................................54
4.29.  Other Covenants ..........................................................54

ARTICLE 5: - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:

5.1. Maintain Records ...........................................................54
5.2. Access to Records ..........................................................55
5.3. Immediate Notice to Lender .................................................55
5.4. Borrowing Base Certificate .................................................56
5.5. Monthly Reports ............................................................57
5.6. Quarterly Reports ..........................................................58
5.7. Annual Reports .............................................................58
5.8. Officers' Certificates .....................................................59
5.9. Inventories, Appraisals, and Audits ........................................59
5.10. Additional Financial Information ..........................................61
5.11. Financial Performance Covenants ...........................................62

ARTICLE 6: - USE AND COLLECTION OF COLLATERAL:
6.1. Use of Inventory Collateral ................................................62
6.2. Inventory Quality ..........................................................62
6.3. Adjustments and Allowances .................................................62
6.4. Validity of Accounts .......................................................63
6.5. Notification to Account Debtors ............................................63

ARTICLE 7: - CASH MANAGEMENT. PAYMENT OF LIABILITIES:
7.1  Depository Accounts ........................................................63
7.2. Credit Card Receipts .......................................................64
7.3. The Concentration, Blocked, and Operating Accounts .........................64
7.4. Proceeds and Collection of Accounts ........................................65
7.5. Payment of Liabilities .....................................................65
7.6. The Operating Account ......................................................66

ARTICLE 8: - GRANT OF SECURITY INTEREST:
8.1. Grant of Security Interest .................................................67
8.2. Extent and Duration of Security Interest ...................................67

ARTICLE 9: - LENDER AS BORROWER'S ATTORNEY-IN-FACT:
9.1. Appointment as Attorney-In-Fact ............................................68
9.2. No Obligation to Act .......................................................68

ARTICLE 10: - EVENTS OF DEFAULT:

10.1. Failure to Pay Revolving Credit .......................................69
10.2. Failure To Make Other Payments ........................................69
10.3. Failure to Perform Covenant or Liability (No Grace Period) ............69
10.4. Failure to Perform Covenant or Liability (Grace Period) ...............70
10.5. Misrepresentation .....................................................70
10.6. Acceleration of Other Debt. Breach of Lease ...........................70
10.7. Default Under Other Agreements ........................................70
10.8. Uninsured Casualty Loss ...............................................70
10.9. Attachment. Judgment. Restraint of Business ...........................70
10.10. Business Failure .....................................................71
10.11. Bankruptcy ...........................................................71
10.12. Default by Guarantor .................................................72
10.13. Indictment - Forfeiture ..............................................72
10.14. Termination of Guaranty ..............................................72
10.15. Challenge to Loan Documents ..........................................72
10.16. Key Management. Death or Disability ..................................72
10.17. Change in Control ....................................................73

ARTICLE 11: - RIGHTS AND REMEDIES UPON DEFAULT:
11.1. Rights of Enforcement .................................................73
11.2. Sale of Collateral ....................................................74
11.3. Occupation of Business Location .......................................74
11.4. Grant of Nonexclusive License .........................................75
11.5. Assembly of Collateral ................................................75
11.6. Rights and Remedies ...................................................75

ARTICLE 12: - NOTICES:
12.1. Notice Addresses ......................................................75
12.2. Notice Given ..........................................................76

ARTICLE 13: - TERM:
13.1. Termination of Revolving Credit .......................................77
13.2. Actions On Termination ................................................77

ARTICLE 14: - GENERAL:
14.1. Protection of Collateral ..............................................77
14.2. Publicity .............................................................77
14.3. Successors and Assigns ................................................78
14.4. Severability ..........................................................78
14.5. Amendments. Course of Dealing .........................................78
14.6. Power of Attorney .....................................................79
14.7. Application of Proceeds ...............................................79
14.8. Increased Costs .......................................................79
14.9. Costs and Expenses of the Lender ......................................80
14.10. Copies and Facsimiles ................................................80
14.11. Massachusetts Law ....................................................80
14.12. Consent to Jurisdiction ..............................................80
14.13. Indemnification ......................................................81
14.14. Rules of Construction ................................................81
14.15. Intent ...............................................................83
14.16. Participations: ......................................................83
14.17. Right of Set-Off .....................................................84
14.18. Pledges To Federal Reserve Banks: ....................................84

14.19. Maximum Interest Rate ..........................................84
14.20. Waivers  .......................................................84

                                    EXHIBITS

2.8             :        Revolving Credit Note
4.2             :        Affiliates
4.3             :        Trade Names
4.6             :        Locations, Leases, and Landlords
4.7             :        Encumbrances
4:4.7(c)(ii)    :        Equipment Usage Agreement
4.8             :        Indebtedness
4.9             :        Insurance Policies
4.11            :        Capital Leases
4.15            :        Taxes
4.19            :        Litigation
5.4             :        Borrowing Base Certificate
5.11(a)         :        Financial Performance Covenants
5.11(b)         :        Business Plan
7.1             :        DDA's.
7.2             :        Credit Card Arrangements

================================================================================
AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT                           FLEET RETAIL FINANCE INC.
                                                                     THE LENDER


================================================================================

                                                             As of June 11, 2002

     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the "AGREEMENT") is made between

          Fleet Retail Finance Inc. (the "LENDER") a Delaware corporation with offices at 40 Broad Street, Boston, Massachusetts 02109,

          and

          Bakers Footwear Group, Inc., f/k/a Weiss and Neuman Shoe Co. (the "BORROWER"), a Missouri corporation with its principal executive offices at 2815 Scott Avenue, Suite C, St. Louis, Missouri 63103


in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

                                  WITNESSETH:

     WHEREAS, on January 18, 2000, the Borrower and the Lender entered into a certain Loan and Security Agreement (as amended and in effect, the "ORIGINAL AGREEMENT"), pursuant to which, among other things, the Lender agreed to make Revolving Credit Loans to the Borrower;

     WHEREAS, the Borrower has requested that the Lender amend the Original Agreement in certain respects in order to, among other thing, extend the Maturity Date of the Original Agreement;

     WHEREAS, the Lender is willing to amend the Original Agreement on the terms set forth herein; and

     WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety.

     NOW THEREFORE, the Borrower and the Lender hereby agree that the Original Agreement shall be amended and restated in its entirety as follows:

                                   WITNESSETH:

ARTICLE 1: - DEFINITIONS:




     As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

     "ACCOUNTS" and "ACCOUNTS RECEIVABLE" include, without limitation, "accounts" as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and Health-Care-Insurance Receivables (as defined in the UCC); and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

     "ACH": Automated clearing house.

     "ACCOUNT DEBTOR": Has the meaning given that term in the UCC.

     "ACQUISITION ": The (i) purchase or acquisition of (x) all or substantially all of the assets of another Person or (y) Control of a Person, or (ii) merger or consolidation of any Person with or into any other Person, in each case in one transaction or a group of transactions which are part of a common plan.

     "AFFILIATE": As applied to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, that Person.

     "AMENDMENT CLOSING DATE": June 11, 2002.

     "AMENDMENT FEE": Is defined in Section 2: 2-11.

     "APPLICABLE MARGIN": The following percentages for Base Margin Loans and Libor Loans based upon the following criteria:

LEVEL           LIBOR MARGIN    BASE MARGIN
-----           ------------    -----------
I                      3.00%       0.75%
II                     2.75%       0.50%

     As of the Amendment Closing Date, the Applicable Margin shall be established at Level I. Thereafter, the Applicable Margin shall be adjusted quarterly as of the first day of each calendar quarter, commencing July 8, 2002, such that if during the quarter just ended, based upon financial statements delivered to the Lender in accordance with Section 5:5-6, (i) EBITDA exceeded 80% of EBITDA as projected in the Business Plan, the Applicable Margin shall be set (or reset or maintained) at Level II and
     (ii) if EBITDA did not exceed 80% of EBITDA as projected in the Business Plan, the Applicable Margin shall be set (or reset or maintained) at Level
     I. Upon the occurrence of an Event of Default (including, without limitation, failure to deliver quarterly financial statements in accordance with Section 5:5-6), the Applicable Margin may, at the option of the Lender, be immediately set at Level I (even if the EBITDA percentages for Level II have been met) and interest shall be determined in the manner set forth in Section 2.2-10(g).

     "APPRAISED INVENTORY LIQUIDATION VALUE": As determined by Lender, the net recovery, as reflected on an Inventory Appraisal, as recoverable on the Borrower's Inventory in the event of the conduct of a liquidation of the Borrower's Inventory pursuant to an in-store liquidation.

     "AVAILABILITY": The lesser of (a) or (b), where

          (a) is the result of

               (i)  The Revolving Credit Ceiling
               Minus

               (ii)  The aggregate unpaid balance of the Loan Account
               Minus

               (iii) The aggregate undrawn Stated Amount of all then outstanding
                     L/C's.
               Minus

               (iv)  The aggregate of the Availability Reserves.

          (b) is the result of

               (i)   The Borrowing Base
               Minus

               (ii)  The aggregate unpaid balance of the Loan Account
               Minus

               (iv) The aggregate undrawn Stated Amount of all then outstanding L/C's.
               Minus

               (v)   The aggregate of the Availability Reserves.

     "AVAILABILITY RESERVES": Such reserves as the Lender from time to time determines in the Lender's reasonable judgment as being appropriate to reflect the impediments to the Lender's ability to realize upon the Collateral.

     "BANKRUPTCY CODE": Title 11, U.S.C., as amended from time to time.

     "BASE": The Base Rate announced from time to time by Fleet National Bank (or any successor in interest to Fleet National Bank). In the event that said bank (or any such successor) ceases to announce such a rate, "Base" shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Base Rate. Any change in "Base" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Base" is being set.

     "BASE MARGIN": As determined from the definition of Applicable Margin.

     "BASE MARGIN LOAN": Each Revolving Credit Loan while bearing interest at the Base Margin Rate.

     "BASE MARGIN RATE": The aggregate of Base plus the then applicable Base Margin.

     "BLOCKED ACCOUNT": Any DDA into which the contents of any other DDA is transferred.

     "BLOCKED ACCOUNT AGREEMENT": An Agreement, in form satisfactory to the Lender, which Agreement recognizes the Lender's Collateral Interest in the contents of the DDA which is the subject of such Agreement and agrees that such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Lender.

     "BORROWER": Is defined in the Preamble.

     "BORROWING BASE": The product of the Cost of Eligible Inventory (net of Inventory Reserves and the Loan to Collateral Reserve) multiplied by the Inventory Advance Rate.

     "BORROWING BASE CERTIFICATE": Is defined in Section 5.4.

     "BUSINESS DAY": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or in St. Louis, Missouri, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Lender is not open to the general public to conduct business.

     "BUSINESS PLAN": The Borrower's business plan annexed hereto as EXHIBIT 5.11(b) and any revision, amendment, or update of such business plan which has been approved as provided in Section 5.10(d).

     "CAPITAL EXPENDITURES": The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP; provided, however, that no expenditure of insurance or condemnation proceeds made in connection with the repair, restoration or replacement of assets shall be treated as Capital Expenditures.

     "CAPITAL LEASE": Any lease which may be capitalized in accordance with GAAP other than any such lease of a retail location, the only basis for such capitalization being any required increase in future rents pursuant to the terms of such lease.

     "CHANGE IN CONTROL": The occurrence of any of the following:

     A. Prior to the occurrence of the IPO:

     (i) Any event such that Peter Edison and direct family members of Peter Edison, including, trust entities created, for estate planning purposes, for the benefit of the foregoing individuals, cease to own and otherwise control fifty-one percent (51%) or more of the issued and outstanding capital stock of the Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Borrower and/or such that Peter Edison shall be unable to control at all times the appointment of the sole director of the Borrower.

     (ii) Any event such that Peter Edison shall cease, for any reason, to be the sole director of the Borrower, except that it shall not be deemed a Change in Control hereunder if, in order to facilitate changes required for the IPO, Bernard Edison and Julian Edison are made directors of the Borrower and Peter Edison is named chairman of the board of directors of the Borrower.

     B. On and after the occurrence of the IPO:

     (i) The purchase or other acquisition by any Person or group of Persons (within the meaning of Rule 13d-3 or Rule 14d of the Securities Exchange Act of 1934, as amended) (excluding, for this purpose, the Borrower or its subsidiaries or any employee benefit plan of the Borrower or its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of either the thenoutstanding shares of the Borrower's common stock or the combined voting power of the Borrower's then-outstanding voting securities entitled to vote generally in the election of directors, exceeding (x) that of Peter Edison (provided that this does not occur because Peter Edison has reduced the number of shares or voting power owned by him by more than 20% from the date of the occurrence of the IPO), or (y) 50% of either the thenoutstanding shares of common stock of the Borrower or the combined voting power of the Borrower's then-outstanding voting securities entitled to vote generally in the election of directors; or

     (ii) A reorganization, merger, consolidation, sale of all or substantially all of the assets of the Borrower, or similar transaction, in each case with respect to which Persons who were the stockholders of the Borrower immediately prior to such reorganization, merger or consolidation would not immediately thereafter own more than 50% of, respectively, the Borrower's common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or successor corporation's then-outstanding voting securities; or

     (iii) Peter Edison shall cease, for any reason, to be the chairman of the board of directors of the Borrower; or

     (iv) During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any directors whose election or appointment by the board of directors of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by vote of a majority of the directors then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office.

     "CHATTEL PAPER": Has the meaning given that term in the UCC.

     "COLLATERAL": Is defined in Section 8.1.

     "COLLATERAL INTEREST": Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

     "CONCENTRATION ACCOUNT": Is defined in Section 7.3.

     "CONTROL": The possession, direct or indirect, of the power to cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed to have control of another Person if it is a "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934, as amended) or a member of a "group" that is the beneficial owner, directly or indirectly, of 25% or more of the voting stock or equity interest in such Person. A Person shall be deemed to direct the management and policies of a Person if it, without limitation, obtains the power (whether or not exercised) to elect a majority of the board of directors of such Person (or other body or Person who has those powers customarily vested in a board of directors of a corporation). The terms "Controlled" and "Controlling" as used herein are intended to have the same meaning as "Control."

     "COST": The calculated cost of purchases, as determined from invoices received by the Borrower, the Borrower's purchase journal or stock ledger, based upon the Borrower's accounting practices to be placed in effect from and after December 31, 1999 (the retail method of accounting), which practices shall be in effect from and after December 31, 1999. "Cost" does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower's calculation of cost of goods sold.

     "COSTS OF COLLECTION": Includes, without limitation, all attorneys' reasonable fees and reasonable out-of-pocket expenses incurred by the Lender's attorneys, and all reasonable costs incurred by the Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Lender, where such costs and expenses are directly or indirectly related to or in respect of the Lender's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Lender' Rights and Remedies and/or any of the rights and remedies of the Lender against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender's option may bear interest at the then effective rate of interest applicable to loans and advances under the Revolving Credit.

     "CUSTOMER CREDIT LIABILITY": Gift certificates, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of any Borrower to its retail customers and prospective customers.

     "DDA": Any checking or other demand daily depository account maintained by the Borrower.

     "DEPOSIT ACCOUNT": Has the meaning given that term in the UCC.

     "DOCUMENTS": Has the meaning given that term in the UCC.

     "DOCUMENTS OF TITLE": Has the meaning given that term in the UCC.

     "EBITDA": The Borrower's earnings before interest, taxes, depreciation, and amortization, each as determined in accordance with GAAP.

     "ELIGIBLE IN-TRANSIT INVENTORY": Inventory (without duplication as to Eligible Inventory and Eligible L/C Inventory), title to which has passed to the Borrower and which is then being shipped from a foreign location for receipt, within 30 days, at a warehouse of the Borrower, provided that

          (a) Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Lender in its discretion from time to time determines to be eligible for borrowing; and

          (b) The documents which relate to such shipment name the Lender as consignee of the subject Inventory and the Lender has control over the documents which evidence ownership of the subject Inventory (currently, as Lender determines to be accomplished by the providing to the Lender of a Customs Brokers Agreement in form reasonably satisfactory to the Lender).

     "ELIGIBLE INVENTORY": All of the following:

               (a) Such of the Borrower's Inventory (without duplication as to Eligible L/C Inventory and Eligible In-Transit Inventory) at such locations, and of such types, character, qualities and quantities, as the Lender in its discretion from time to time determines to be acceptable for borrowing (including such limitations, if any, as determined by the Lender in its discretion in connection with store closings), as to which Inventory, the Lender has a perfected security interest which is prior and superior to all security interests, claims, and all Encumbrances other than Permitted Encumbrances.

               (b) Eligible L/C Inventory.

               (c) Eligible In-Transit Inventory.

               In no event, however, does "Eligible Inventory" include: any non-merchandise inventory (such as labels, bags, and packaging materials); damaged goods; return to vendor merchandise; packaways; consigned inventory; and other similar categories of Goods.

     "ELIGIBLE L/C INVENTORY": Inventory (without duplication as to Eligible Inventory and Eligible In-Transit Inventory), the purchase of which is supported by a documentary L/C then having an initial expiry of thirty (30) or less days, provided that

               (a) Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Lender in its discretion from time to time determines to be eligible for borrowing; and

               (b) The documentary L/C supporting such purchase names the Lender as consignee of the subject Inventory and the Lender has control over the documents which evidence ownership of the subject Inventory (currently, as Lender determines to be accomplished by the providing to the Lender of a Customs Brokers Agreement in form reasonably satisfactory to the Lender).

     "EMPLOYEE BENEFIT PLAN": As defined in ERISA.

     "ENCUMBRANCE": Any security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

     "END DATE": The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of the Lender to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

     "ENVIRONMENTAL LAWS":All of the following:

               (a) Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

               (b) The common law relating to damage to Persons or property from Hazardous Materials.

     "EQUIPMENT": Includes, without limitation, "equipment" as defined in the UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower's business, and any and all accessions or additions thereto, and substitutions therefor.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE": Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

     "EVENTS OF DEFAULT": Is defined in Article 10. Each reference to an "Event of Default" is to an Event of Default not then duly waived by the Lender. In the event of such due waiver, the so-waived Event of Default shall be deemed never to have occurred, other than with respect to any post-default interest which accrued prior to such waiver.

     "EXECUTIVE AGREEMENT": Any agreement or understanding (whether or not written) to which the Borrower is a party or by which the Borrower may be bound, which agreement or understanding relates to Executive Pay.

     "EXECUTIVE OFFICER": Each of Peter Edison (CEO), Michele Bergerac (President) and Lawrence Spanley (CFO), and any other Person who (without regard to title) is the successor to any of the foregoing or who exercises a substantial portion of the authority being exercised, at the execution of the Original Agreement, by any of the foregoing or a combination of such authority of more than one of the foregoing or who otherwise has Control of the Borrower.

     "EXECUTIVE PAY": All salary, bonuses, and other value directly or indirectly provided by or on behalf of the Borrower to or for the benefit of any Executive Officer or any Affiliate, spouse, parent, or child of any Executive Officer.

     "EXEMPT DDA": A depository account maintained by the Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

     "FACILITY FEE": Is defined in Section 2.12.

     "FIXTURES": Has the meaning given that term in the UCC.

     "GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Lender, (a) the Borrower's compliance with the financial performance covenants imposed pursuant to Section 5.11 shall be determined as if such Material Accounting Change had not taken place and (b) the Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by the Borrower's chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

     "GENERAL INTANGIBLES": Includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

     "GOODS": Has the meaning given that term in the UCC.

     "GROSS MARGIN": With respect to the subject accounting period for which being calculated, the decimal equivalent of the following (determined in accordance with the retail method of accounting):

                        Sales (Minus) Cost of Goods Sold
                        --------------------------------
                                     Sales

     "HAZARDOUS MATERIALS": Any (a) hazardous materials, hazardous waste, hazardous or toxic substances or petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

     "INDEBTEDNESS": All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

               (a) In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

               (b) In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

               (c) In connection with the sale or discount of accounts receivable or chattel paper of such Person.

               (d) On account of deposits or advances.

               (e) As lessee under Capital Leases.

               (f) In connection with any sale and leaseback transaction. "Indebtedness" also includes:

                    (x) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

                    (y) Any guaranty, endorsement, suretyship or other
               undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

                    (z) The Indebtedness of a partnership or joint venture in
               which such Person is a general partner or joint venturer and for which such Person is legally or contractually liable.

     "INDEMNIFIED PERSON": Is defined in Section 14.13.

     "INITIAL FUNDING DATE": January 18, 2000.

     "INSTRUMENTS": Has the meaning given that term in the UCC.

     "INTEREST PAYMENT DATE": With reference to:

          Each Libor Loan: The last day of the Interest Period relating thereto; the Termination Date; and the End Date.

          Each Base Margin Loan: The first day of each month; the Termination Date; and the End Date.

     "INTEREST PERIOD": The following:

          (a) With respect to each Libor Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, the subject Libor Loan and ending one, two, or three months thereafter, as the Borrower may elect by notice (pursuant to Section 2:2-5) to the Lender

          (b) With respect to each Base Margin Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Base Margin Loan and ending on that date (i) as of which the subject Base Margin Loan is converted to a Libor Loan, as the Borrower may elect by notice (pursuant to Section 2:2-5) to the Lender or
     (ii) on which the subject Base Margin Loan is paid by the Borrower.

          (c) The setting of Interest Periods is in all instances subject to the following:

               (i) Any Interest Period for a Base Margin Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

               (ii) Any Interest Period for a Libor Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

               (iii) Subject to Subsection (iv), below, any Interest Period applicable to a Libor Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

               (iv) Any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

               (v) The number of Interest Periods in effect at any one time is subject to Section 2:2-10(e) hereof.

     "INVENTORY": Includes, without limitation, "inventory" as defined in the UCC and also all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed or associated thereto; and (f) Documents and Documents of Title which represent any of the foregoing.

     "INVENTORY ADVANCE RATE": 70%

     " INVENTORY APPRAISAL": An appraisal of the Borrower 's Inventory undertaken at the request of the Lender, by a nationally recognized inventory appraiser acceptable to the Lender, using a methodology consistent with that employed by Hilco Great American in the preparation of its appraisal of the Borrower's Inventory dated November 1, 1999.

     " INVENTORY RESERVES": Such Reserves as may be established from time to time by the Lender in the Lender's discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:

               (i) Obsolescence (based upon Inventory on hand beyond a given number of days).

               (ii)   Seasonality.

               (iii) Shrinkage (to the extent not already reflected in the calculation of Eligible Inventory).

               (iv)   Imbalance.

               (v)    Change in Inventory character.

               (vi)   Change in Inventory composition

               (vii)  Change in Inventory mix.

               (viii) Markdowns (both permanent and point of sale)

               (ix) Retail markons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

               (x) Return to vendor (to the extent not removed from the Borrowing

               Base on account of the Definition of "Eligible Inventory").

     "INVESTMENT PROPERTY": Has the meaning given that term in the UCC.

     "IPO": The receipt by the Borrower of aggregate net cash proceeds of no less than $10,000,000 as a result of the issuance and sale of common stock of the Borrower as set forth in a Registration Statement on Form S-1 as filed with the Securities & Exchange Commission (Registration No. 333-86332), as such Registration Statement may be amended from time to time.

     "ISSUER": The issuer of any L/C.

     "L/C": Any letter of credit, the issuance of which is procured by the Lender for the account of the Borrower and any acceptance made on account of such letter of credit.

     "L/C LANDING COSTS": To the extent not included in the Stated Amount of an L/C, customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to "land" the Inventory, the purchase of which is supported by such L/C.

     "LEASE": Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.

     "LEASEHOLD INTEREST": Any interest of the Borrower as lessee under any Lease.

     "LENDER": Is defined in the Preamble to this Agreement.

     "LENDER'S RIGHTS AND REMEDIES": Is defined in Section 11.6.

     "LIABILITIES": Includes, without limitation, the following:

               (i) Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Lender, each of every kind, nature, and description.

               (ii) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Lender, (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender, may hold against the Borrower.

               (iii) All notes and other obligations of the Borrower now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

               (iv) All interest, fees, and charges and other amounts which may be charged by the Lender, to the Borrower and/or which may be due from the Borrower to the Lender, from time to time.

               (v) All costs and expenses incurred or paid by the Lender, in respect of any agreement between the Borrower and the Lender, Lender or instrument furnished by the Borrower to the (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

               (vi) Any and all covenants of the Borrower to or with the Lender, Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Lender, or instrument furnished by the Borrower to the Lender,.

               (vii) Each of the foregoing as if each reference to the " the Lender," were to each Affiliate of the Lender.

     "LIBOR BUSINESS DAY": Any day which is both a Business Day and a day on which the principal interbank market for Libor deposits in London in which Fleet National Bank participates is open for dealings in United States Dollar deposits.

     "LIBOR LOAN": Any Revolving Credit Loan which bears interest at a Libor
     Rate.

     "LIBOR MARGIN": As determined from the definition of Applicable Margin.

     "LIBOR OFFER RATE": That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Lender in good faith to be the highest prevailing rate per annum at which deposits on U.S. Dollars are offered to Fleet National Bank by first-class banks in the London interbank market in which Fleet National Bank participates at or about 10:00AM (Boston Time) two (2) Libor Business Days before the first day of the Interest Period for the subject Libor Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.

     "LIBOR RATE": That per annum rate which is the aggregate of the Libor Offer Rate plus the Libor Margin except that, in the event that the Lender determines in good faith that any Revolving Credit Lender may be subject to the Reserve Percentage, the "Libor Rate" shall mean, with respect to any Libor Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Libor Loans thereafter made, an interest rate per annum equal the sum of
     (a) plus (b), where:

                        (a) is the decimal equivalent of the following fraction:

                                    Libor Offer Rate
                                    ----------------
                               1 minus Reserve Percentage

                        (b) is the applicable Libor Margin.

     "LOAN ACCOUNT": Is defined in Section 2.7.

     "LOAN DOCUMENTS": This Agreement and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby, in connection with the Original Agreement, or in connection with any transaction between the Borrower, the Lender or any Affiliate of the Lender, including, without limitation, any transaction which arises out of any cash management, depository, investment, letter of credit, interest rate protection, or equipment leasing services provided by the Lender or any Affiliate of the Lender, as each may be amended from time to time.

     "LOAN TO COLLATERAL PERCENTAGE": 85%.

     "LOAN TO COLLATERAL RESERVE": A Reserve set so that the amount made available under the Borrowing Base on account of Eligible Inventory does not exceed in the aggregate the product of the Appraised Inventory Liquidation Value multiplied by the Loan to Collateral Percentage.

     "MATERIAL ACCOUNTING CHANGE": Other than with respect to changes specifically relating to the Borrower's change from and after December 31, 1999 to the retail method of accounting, any change in GAAP applicable to accounting periods subsequent to the Borrower's fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrower's financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place or where preparation of the Borrower's statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.11 where such a breach would not have occurred if such change had not taken place or visa versa.

     "MATURITY DATE": December 31, 2004.

     "OPERATING ACCOUNT": Is defined in Section 7.3. "ORIGINAL AGREEMENT:": Is defined in the Preamble.

     "OVERLOAN": A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, at the time it is made it is in excess of the Borrowing Base as of immediately prior to the making of such loan, advance, or providing of credit support.

     "PARTICIPANT": Is defined in Section 14.16, hereof.

     "PERMITTED ACQUISITION": An Acquisition in which each of the following conditions is satisfied:

         (i) no Suspension Event then exists or would arise from the consummation of such Acquisition;

         (ii) the Borrower shall have furnished the Lender with: (a) at least ten (10) days' prior written notice of such intended Acquisition; (b) a current draft of the acquisition agreement and other acquisition documents;
     (c) a summary of any due diligence undertaken by the Borrower in connection with such Acquisition; (d) financial statements of the Person which is the subject of such Acquisition, to the extent available; (e) with respect to Acquisitions in excess of $1,000,000, (i) pro forma projected financial statements of the Borrower for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a consolidated basis with the Borrower) and (ii) the results of appraisals of the assets of the Person to be acquired in such Acquisition; and (f) such other information as the Lender may reasonably require;

         (iii) If the Acquisition is of capital stock or other ownership interests, after consummation of such Acquisition the Borrower shall own, directly or indirectly, a majority of the ownership interests in the Person being acquired and shall Control the Person being acquired; and

         (iv) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, only those businesses permitted under Section 4.23 below. If the Person which is the subject of such Acquisition will be maintained as a subsidiary of the Borrower, such subsidiary shall have executed such documents as may be necessary to be a borrower hereunder or a guarantor of the Liabilities, as determined by the Lender, and, in any event, in order to secure the Liabilities the Lender shall have been granted a first priority security interest (subject to Permitted Encumbrances) in and Encumbrance on the ownership interests in such subsidiary and on such subsidiary's assets of the same nature as constitutes Collateral.

     "PERMITTED ENCUMBRANCES": The following:

         (i)    Encumbrances in favor of the Lender.

         (ii) Purchase money security interests in Equipment to secure indebtedness permitted under Section 4.8.

         (iii) Those Encumbrances (if any) listed on EXHIBIT 4.7, annexed hereto.

         (iv) Encumbrances for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP.

         (v) Encumbrances in respect of property or assets imposed by law in the ordinary course of business, such as carrier's, warehousemen's, mechanics', materialmen's, repairmen's, landlord's or similar Encumbrances arising in the ordinary course of business which are (x) not overdue in accordance with customary business practices and consistent with the Borrower's prior practices, and do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower, or (y) being contested in good faith by the Borrower by appropriate proceedings diligently instituted and conducted and without danger of any material risk to the Collateral, and adequate reserves or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

         (vi) Deposits to secure the performance of tenders, bids, sales, trade and government contracts, leases, statutory obligations, surety, appeal, and supersedeas bonds, warranty, advance payment, customs, performance and return-of-money bonds and other obligations of a like nature in the ordinary course of business (exclusive of obligations in respect of the payment of borrowed money) whether pursuant to statutory requirements, common law or consensual arrangements.

         (vii) Easements, rights of way, leases, zoning or deed restrictions, licenses, covenants, building, restrictions, minor defects or irregularities in title and other similar real estate encumbrances incurred in the ordinary course of business that in the aggregate do not materially interfere with the conduct of the business of the Borrower.

         (viii) Any interest or title of a lessor under any lease entered into by the Borrower in the ordinary course of business covering only the assets so leased and not otherwise in violation of the Loan Documents.

         (ix) Judgment liens with respect to judgments not in excess of $1,000,000 in the aggregate during the term of this Agreement and with respect to which lien execution has been stayed within sixty (60) days by appropriate judicial proceedings or the posting of an appeal bond or other security.

         (x) Statutory and common law landlord's liens under leases to which the Borrower is a party.

     "PERMITTED INVESTMENTS": Any or all of the following:

         (a) marketable direct full faith and credit obligations of, or marketable obligations guaranteed by, the United States of America; provided that such securities, as a group, may not, on the date of determination, have a remaining weighted average maturity of more than five years;

         (b) marketable direct full faith and credit obligations of States of the United States or of political subdivisions or agencies; provided that such securities, as a group, may not, on the date of determination, have a remaining weighted average maturity of more than five years; and provided, further, that such obligations carry a rating of "A" or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation;

         (c) certificates of deposit and bankers acceptances maturing within one year after the acquisition thereof issued by (i) Fleet National Bank or
     (ii) any commercial bank
     organized under the laws of the United States of America or of any political subdivision thereof the long term obligations of which are rated "A" or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation;

         (d) Eurodollar certificates of deposit maturing within one year after the acquisition thereof issued by any commercial bank having combined capital, surplus and undivided profits of at least $1 billion; and

         (e) tax-exempt bonds or notes which have a remaining maturity at the time of purchase of no more than five years issued by any State of the United States or the District of Columbia, or any political subdivision thereof; provided, that such obligations carry a rating of "A" or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation;

     provided, however, that notwithstanding the foregoing, no such investments shall be permitted unless (i) no Revolving Credit Loans are then outstanding and (ii) such investments are pledged to the Lender as additional Collateral for the Liabilities pursuant to such agreements as may be reasonably required by the Lender.

     "PERMITTED SUBORDINATED INDEBTEDNESS": That Indebtedness of the Borrower
     (a) which is listed on EXHIBIT 4.8 annexed hereto and identified thereon as "Permitted Subordinated Indebtedness" (which Indebtedness the Lender hereby confirms is subordinated on terms satisfactory to it) and (b) which at all times shall be subject to subordination provisions (whether in a subordination agreement or otherwise), including, without limitation, standstill provisions, satisfactory to the Lender, together with amendments, restatements, renewals and extensions of the foregoing (other than subordination provisions which shall not be amended or otherwise modified without the prior written consent of the Lender) so long as such amendments, restatements, renewals and extensions are on terms no less favorable to the Lender and the Borrower as those in existence upon execution of the agreement being so amended, restated, renewed or extended.

     "PERSON": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

     "PROCEEDS": Includes, without limitation, "Proceeds" as defined in the UCC (defined below), and each type of property described in Section 8.1 hereof.

     "RECEIPTS": All cash, cash equivalents, checks, and credit card slips, receipts and other Proceeds from any sale of the Collateral.

     "RECEIVABLES COLLATERAL": That portion of the Collateral which consists of Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, Payment Intangibles (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC), bankers' acceptances, and all other rights to payment.

     "REQUIREMENT OF LAW": As to any Person:

         (a)(i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

         (b) That Person's charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and (c) that Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

     "RESERVE PERCENTAGE": The decimal equivalent of that rate applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of Lender with respect to "Eurocurrency liabilities" as defined in such regulations. The Reserve Percentage applicable to a particular Libor Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

     "RESERVES": The following: Loan to Collateral Reserve; Availability Reserves; and Inventory Reserves.

     "REVOLVING CREDIT": Is defined in Section 2.1.

     "REVOLVING CREDIT CEILING": $25,000,000.00.

     "REVOLVING CREDIT COMMITMENT FEE": Is defined in Section 2.11.

     "REVOLVING CREDIT EARLY TERMINATION FEE": Is defined in Section 2.14.

     "REVOLVING CREDIT LOANS": Loans made under the Revolving Credit.

     "REVOLVING CREDIT NOTE": Is defined in Section 2.8.

     "REVOLVING CREDIT OBLIGATIONS": The aggregate of the Borrower's liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Credit.

     "STATED AMOUNT": The maximum amount for which an L/C may be honored.

     "SUBLIMIT FACILITY:" Is defined in Section 2:2-22.

     "SUSPENSION EVENT": Any occurrence, circumstance, or state of facts which
     (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

     "TERMINATION DATE": The earliest of (a) the Maturity Date; (b) the occurrence of any event described in Section 10.11, below; (c) the Lender's notice to the Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 10.11, below; and (d) the Borrower's exercise of its early termination right as described in Section 2:2.14(c).

     "UCC": The Uniform Commercial Code as presently in effect in Massachusetts (Mass. Gen. Laws, Ch. 106).

     "UNFUNDED CAPITAL EXPENDITURES": Any Capital Expenditure other than any Capital Expenditure financed with a third party and otherwise permitted by this Agreement.

     "UNUSED LINE FEE": Is defined in Section 2.13.

ARTICLE 2: - THE REVOLVING CREDIT:

     2.1. ESTABLISHMENT OF REVOLVING CREDIT.

         (a) The Lender hereby establishes a revolving line of credit (the "REVOLVING CREDIT") in the Borrower's favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein.

         (b) Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability. The Borrowing Base and Availability shall be determined by the Lender by reference to Borrowing Base Certificates furnished as provided in
Section 5.4, below, and shall be subject to the following:

                (i) Such determination shall take into account those Reserves as the Lender may determine as being applicable thereto.

                (ii) The Cost of Eligible Inventory.

                (iii) The Cost of Eligible In-Transit Inventory.

                (iv) The Cost of Eligible L/C Inventory.

         (c) The proceeds of borrowings under the Revolving Credit shall be used solely in accordance with the Business Plan for working capital purposes of the Borrower, for its Capital Expenditures, for the payment of those dividends permitted under Section 4:4.20(a)(ii), and for payment of Permitted Subordinated Indebtedness, all solely to the extent permitted by this Agreement. No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrower other than in the ordinary course of the Borrower's business and consistent with the provisions of this Agreement.

     2.2. ADVANCES IN EXCESS OF BORROWING BASE (OVERLOANS).

         (a) The Lender does not have any obligation to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrower where the result of such loan, advance, or credit is an Overloan.

         (b) The Lender's providing of an Overloan on any one occasion does not affect the obligations of the Borrower hereunder (such as the Borrower's obligation to immediately repay any amount which otherwise constitutes an Overloan) nor obligate the Lender to do so on any other occasion.

     2.3. RISKS OF VALUE OF COLLATERAL. The Lender's reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Lender relative to the actual value of the asset in question. All risks concerning the value of the Collateral are and remain upon the Borrower. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

     2.4. COMMITMENT TO MAKE REVOLVING CREDIT LOANS AND SUPPORT LETTERS OF
CREDIT.

     Subject to the provisions of this Agreement, the Lender shall make a loan or advance under the Revolving Credit and shall use its reasonable efforts to have an L/C issued for the account of the Borrower, in each instance if duly and timely requested by the Borrower as provided herein provided that:

         (a) The Borrowing Base will not be exceeded.

         (b) The amount of the loan or advance or L/C so requested does not exceed Availability.

         (c) The Revolving Credit has not been suspended as provided in Section 2:2.5(h).

     2.5. REVOLVING CREDIT LOAN REQUESTS.

         (a) Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan, may be requested by the Borrower in such manner as may from time to time be acceptable to the Lender.

         (b) Subject to the provisions of this Agreement, the Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Lender by no later than the following:

                (i) If such Revolving Credit Loan is to be or is to be converted to a Base Margin Loan: By 11:30AM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted. Base Margin Loans requested by the Borrower, other than those resulting from the conversion of a Libor Loan, shall not be less than $10,000.00.

                (ii) If such Revolving Credit Loan is to be, or is to be continued as, or converted to, a Libor Loan: By 1:00PM Three (3) Libor Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period. Libor Loans and conversions to Libor Loans shall each be not less than $1,000,000 and in increments of $500,000 in excess of such minimum.

                (iii) Any Libor Loan which matures while an Event of Default shall have occurred and be continuing, shall be converted, at the option of the Lender, to a Base Margin Loan notwithstanding any notice from the Borrower that such Loan is to be continued as a Libor Loan.

         (c) Any request for a Revolving Credit Loan or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or Libor Business Day, as applicable.

         (d) Notwithstanding the foregoing and the provisions of Section 2.6(a) and 2.6(b) below, if, but only if, during each of the Fifteen (15) days immediately preceding the day on which a request is made for a loan under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan, there has been no unpaid principal balance in the Loan Account on account of loans and advances under the Revolving Credit, the loan or the continuance or conversion so requested shall be made (subject to all other provisions of this Agreement) no later than the next Business Day after (and not counting) the day on which the loan or continuance or conversion otherwise would have been made as provided above.

         (e) The Borrower may request that the Lender cause the issuance of L/C's for the account of the Borrower as provided in Section 2.17.

         (f) The Lender may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Lender, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Lender's being furnished with such documentation concerning that Person's authority to act as may be satisfactory to the Lender.

         (g) A request by the Borrower for loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

                (i) There has been no material adverse change in the Borrower's financial condition from the most recent financial information furnished Lender pursuant to this Agreement (specifically excluding a potential one-time loss in taxable income, as reflected in the Business Plan, attributable solely to the Borrower's conversion from and after December 31, 1999 to the retail method of accounting for its Inventory).

                (ii) The Borrower is in compliance in all material respects with, and has not breached any of, its covenants contained in this Agreement.

                (iii) The Borrower has made sufficient provisions for the payment of its sales tax liabilities.

                (iv) Each representation which is made herein or in any of the Loan Documents (defined below) is then true and complete as of and as if made on the date of such request.

                (v) No Suspension Event is then extant.

         (h) Upon the occurrence from time to time of any Suspension Event:

                (i) The Lender may suspend the Revolving Credit immediately.

                (ii) The Lender shall not be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C, and the Lender may suspend the right of the Borrower to request any Libor Loan or to convert any Base Margin Loan to a Libor Loan.

     2.6. MAKING OF REVOLVING CREDIT LOANS.

         (a) A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Borrower.

         (b) A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrower shall be indebted to the Lender for the amount thereof immediately) at the following:

                (i) The Lender's initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrower's instructions (if such loan or advance is of funds requested by the Borrower).

                (ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).

         (c) There shall not be any recourse to or liability of the Lender or any Revolving Credit Lender, on account of:

                (i) Any delay in the making of any loan or advance requested under the Revolving Credit.

                (ii) Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

                (iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Lender in accordance with wire instructions provided to the Lender by the Borrower.

     2.7. THE LOAN ACCOUNT.

         (a) An account ("LOAN ACCOUNT") shall be opened on the books of the Lender in which a record shall be kept of all loans and advances made under the Revolving Credit.

         (b) The Lender shall also keep a record (either in the Loan Account or elsewhere, as the Lender may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Lender on account of the Liabilities and of all credits against such amounts so owed.

         (c) All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

         (d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Lender may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

         (e) The Lender, without the request of the Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which Lender is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Borrowing Base's being exceeded. Such action on the part of the Lender shall not constitute a waiver of the Lender's rights and Borrower's obligations under
Section 2:2.9(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2:2.7(e) shall bear interest at the interest rate then and thereafter applicable to loans and advances under the Revolving Credit.

         (f) Any statement rendered by the Lender to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower in the absence of manifest error unless the Borrower provides the Lender with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Lender's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

     2.8. THE REVOLVING CREDIT NOTE. The Borrower's obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by a note (the "REVOLVING CREDIT NOTE") in the form of EXHIBIT 2.8, annexed hereto, executed by the Borrower. Neither the original nor a copy of the Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that the Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Lender upon delivery by the Lender of an affidavit of loss and customary indemnity.

     2.9. PAYMENT OF THE LOAN ACCOUNT.

         (a) The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

         (b) The Borrower, without notice or demand from the Lender, shall pay the Lender that amount, from time to time, which is necessary so that there is no Overloan outstanding.

         (c) The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

         (d) The Lender shall endeavor to cause the application of payments (if any), pursuant to Sections 2:2-9(a) and 2:2-9(b) against Libor Loans then outstanding in such manner as results in the least cost to the Borrower, but shall not have any affirmative obligation to do so nor liability on account of the Lender's failure to have done so. In no event shall action or inaction taken by the Lender excuse the Borrower from any indemnification obligation under
Section 2:2-9(e).

         (e) The Borrower shall indemnify the Lender and hold the Lender harmless from and against any loss, cost or expense (including loss of anticipated profits and amounts payable by the Lender on account of "breakage fees" (so-called)) which the Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the following:

                (i) Default by the Borrower in payment of the principal amount of or any interest on any Libor Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Lender in order to maintain its Libor Loans.

                (ii) Default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

                (iii) The making of any payment on a Libor Loan or the making of any conversion of any such Libor Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto.

     2.10. INTEREST ON REVOLVING CREDIT LOANS.

         (a) Each Revolving Credit Loan shall bear interest at the Base Margin Rate unless timely notice is given (as provided in Section 2:2-5) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a Libor Loan.

         (b) Each Revolving Credit Loan which consists of a Libor Loan shall bear interest at the applicable Libor Rate.

         (c) Subject to, and in accordance with, the provisions of this Agreement, the Borrower may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Base Margin Rate or the Libor Rate as specified from time to time by the Borrower by notice to the Lender.

         (d) For ease of reference and administration, each part of the Loan Account which bears interest at the same rate of interest and for the same Interest Period is referred to herein as if it were a separate "Revolving Credit Loan".

         (e) The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than three (3) Libor Rates applicable to the Revolving Credit Loans at any one time.

         (f) The Borrower shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears as follows:

                (i) On the applicable Interest Payment Date for that Revolving Credit Loan.

                (ii) On the Termination Date and on the End Date.

                (iii) Following the occurrence of any Event of Default, with such frequency as may be determined by the Lender.

         (g) Following the occurrence of any Event of Default (and whether or not the Lender exercises the Lender's rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Lender at a rate which is the aggregate of the rate applicable to Base Margin Loans plus Two Percent (2%) per annum.

     2.11. REVOLVING CREDIT COMMITMENT FEE; AMENDMENT FEE.

         (a) As compensation for the Lender's commitment to make loans and advances to the Borrower under the Revolving Credit and as compensation for the Lender's maintenance of sufficient funds available for such purpose, the Lender has earned, and the Borrower has paid in full, the "REVOLVING CREDIT COMMITMENT FEE" (so referred to herein) of $250,000.00.

         (b) The Revolving Credit Commitment Fee (net of the NonRefundable Deposit previously paid to the Lender) shall be paid on the Initial Funding Date.

         (c) In consideration of the Lender agreeing to amend and restate the Original Agreement and the Lender's commitment to make loans and advances to the Borrower under the Revolving Credit, the Borrower shall pay to the Lender the "AMENDMENT FEE" (so referred to herein) of $125,000.00 dollars. The Amendment Fee shall be fully earned and payable on the Amendment Closing Date and shall not be subject to refund or rebate under any circumstances.

     2.12. FACILITY FEE.

         (a) In addition to any other fee or expense to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Lender the "FACILITY FEE" (so referred to herein) of $180,000.00, which has been fully earned by the Lender's execution of this Agreement (of which the Lender acknowledges receipt of $90,000 prior to the Amendment Closing Date).

         (b) Subject to this Section 2.12, the Facility Fee shall be paid to the Lender in monthly installments of $3,000.00 each, as follows:

                (i) A proration of such monthly installments shall be paid out of the first advance under the Revolving Credit on the Initial Funding Date for the period beginning with the date on which this Agreement is executed and ending on the last day of the month of such Initial Funding Date.

                (ii) A monthly installment shall be paid on the first day of the month next following the Initial Funding Date and on the first day of each month thereafter, until the entire Facility Fee has been paid.

         (c) Upon the termination of the Revolving Credit and upon the occurrence of any Event of Default described in Section 10.11 and at the option of the Lender upon the occurrence of any other Event of Default, any remaining installments of the Facility Fee shall be immediately due and payable.

     2.13. UNUSED LINE FEE. In addition to any other fee to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Lender the "UNUSED LINE FEE" (so referred to herein) of 0.25% per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Credit Ceiling and the unpaid principal balance of the Loan Account. The Unused Line Fee shall be paid in arrears, on the first day of each month after the execution of this Agreement and on the Termination Date.

     2.14. EARLY TERMINATION FEE.

         (a) In the event that the Termination Date occurs, for any reason prior to the Maturity Date, the Borrower shall pay to the Lender the "REVOLVING CREDIT EARLY TERMINATION FEE" (so referred to herein) equal to the following percentage of the Revolving Credit Ceiling (based upon the highest amount of the Revolving Credit Ceiling during the six (6) month period immediately preceding the Termination Date as determined by Lender) and payable on the Termination Date:


                     REVOLVING CREDIT EARLY TERMINATION FEE


     TERMINATION DATE                            PERCENTAGE
     ----------------                            ----------
     On or prior to December 31, 2003            0.50%
     After December 31, 2003                        0%

         (b) No Revolving Credit Early Termination Fee shall be due and payable in the event of the early termination of the Revolving Credit in connection with a refinancing thereof agented or provided by the Lender or any affiliate of the Lender, it being understood that neither the Lender nor any such affiliate has agreed to provide or to entertain a request to provide any such refinancing.

         (c) At the Borrower's election, which may be exercised only prior to the occurrence of any Event of Default, the Borrower may provide the Lender with irrevocable written notice setting the Termination Date, which date shall be at least fifteen (15) days but not more than sixty (60) days after the giving of such notice.

    2.15 CONCERNING FEES.

         (a) In addition to any other right to which the Lender is then entitled on account thereof, the Lender may assess an additional fee payable by the Borrower on account of the accommodation, from time to time, by the Lender of the Borrower's request that the Lender depart or dispense with one or more of the administrative provisions of this Agreement and/or the Borrower's failure to comply with any of such provisions.

                (i) By way of non-exclusive example, the Lender may assess a fee on account of any of the following:

                     (A) The Borrower's failure to pay that amount which is necessary so that the principal balance of the Loan Account does not exceed Borrowing Base (as required under Section 2:2.9(b) hereof).

                     (B) The providing of a loan or advance under the Revolving Credit or charging of the Loan Account such that an Overloan is made.

                     (C) The foreshortening of any of the time frames with respect to the making of Revolving Credit Loans as set forth in Section 2.5.

                     (D) The Borrower's failure to provide a financial statement or report within the applicable time frame provided for such report under Article 5: hereof.

                (ii) The inclusion of the foregoing right on the part of the Lender to assess a fee does not constitute an obligation, on the part of the Lender, to waive any provision of this Agreement under any circumstances. The assessment of any such fee in any particular circumstance shall not constitute the Lender's waiver of any breach of this Agreement on account of which such fee was assessed nor a course of action on which the Borrower may rely.

         (b) The Borrower shall not be entitled to any credit, rebate or repayment of any fee earned by the Lender pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Lender's obligation to make loans and advances hereunder.

     2.16. LENDER'S DISCRETION.

         (a) Each reference in the Loan Documents to the exercise of discretion or the like by the Lender shall be to the Lender's exercise of its judgment, in good faith (which shall be presumed), based upon the Lender's consideration of any such factor as the Lender , taking into account information of which that Person then has actual knowledge, believes:

                (i) Will or reasonably could be expected to affect the value of the Collateral, the enforceability of the Lender's Collateral Interests therein, or the amount which the Lender would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender's realizing upon the Collateral and likely Costs of Collection).

                (ii) Indicates that any report or financial information delivered to the Lender by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement.

                (iii) Suggests an increase in the likelihood that the Borrower will become the subject of a bankruptcy or insolvency proceeding.

                (iv) Constitutes a Suspension Event.

         (b) In the exercise of such judgement, the Lender also may take into account any of the following factors:

                (i) Those included in, or tested by, the definitions of "Eligible Inventory" and "Cost".

                (ii) The current financial and business climate of the industry in which the Borrower competes (having regard for the Borrower's position in that industry).

                (iii) General macroeconomic conditions which have a material effect on the Borrower's cost structure.

                (iv) Material changes in or to the mix of the Borrower's Inventory.

                (v) Seasonality with respect to the Borrower's Inventory and patterns of retail sales.

                (vi) Such other factors as the Lender reasonably determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrower.

         (c) The Borrower shall have the burden of establishing the failure of the Lender to have acted in a reasonable manner in the Lender's exercise of discretion.

     2.17. PROCEDURES FOR ISSUANCE OF L/C'S.

         (a) The Borrower may request that the Lender cause the issuance of L/C's for the account of the Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Lender.

         (b) The Lender will use reasonable efforts to cause the issuance of any L/C so requested by the Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2:2.5(h) and if so issued:

                (i) The aggregate Stated Amount of all L/C's then outstanding, does not exceed Ten Million Dollars and No Cents ($10,000,000.00).

                (ii) The expiry of the L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date or the following:

                     (A)  Standby's: One (1) year from initial issuance.

                     (B)  Documentary's: Sixty (60) days from issuance.

                (iii) Borrowing Base would not be exceeded.

         (c) The Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

         (d) There shall not be any recourse to, nor liability of, the Lender on account of

                (i) Any delay or refusal by an Issuer to issue an L/C;

                (ii) Any action or inaction of an Issuer on account of or in respect to, any L/C.

         (e) The Borrower shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place. The Lender, without the request of the Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which the Borrower, the Issuer, or the Lender becomes obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not a Suspension Event is then extant or such advance would result in Borrowing Base's being exceeded. Such action shall not constitute a waiver of the Lender's rights under Section 2:2.9(b) hereof.

         2.18. FEES FOR L/C'S.

         (a) The Borrower shall pay to the Lender a fee, on account of L/C's, the issuance of which had been procured by the Lender, monthly in arrears, and on the Termination Date and on the End Date, equal to 1.75% per annum of the weighted average Stated Amount of all L/C's outstanding during the period in respect of which such fee is being paid except that, following the occurrence of any Event of Default, such fee shall be increased by two percent (2%) per annum.

         (b) In addition to the fee to be paid as provided in Subsection 2:2.18(a), above, the Borrower shall pay to the Lender (or to the Issuer, if so requested by Lender), on demand, all standard issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

         (c) If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:

                (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

                (ii) impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2:2.18(c)(i) or 2:2.18(c)(ii), above, shall be to increase the cost to the Lender or to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Lender and delivery by the Lender to the Borrower of a certificate of an officer of the Lender or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Lender, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate the Lender or the subject Issuer for such increased cost. Any Issuer's determination of costs incurred under Section 2:2.18(c)(i) or 2:2.18(c)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer's certificate, shall be conclusive and binding on the Borrower.

     2.19. CONCERNING L/C'S.

         (a) None of the Issuer, the Issuer's correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

                (i) The performance by any beneficiary under any L/C of that beneficiary's obligations to the Borrower.

                (ii) The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

         (b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

         (c) Unless otherwise agreed to, in the particular instance, the Borrower hereby authorizes any Issuer to:

                (i)     Select an advising bank, if any.

                (ii)    Select a paying bank, if any.

                (iii)   Select a negotiating bank.

         (d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower. The Issuer shall have discharged the Issuer's obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). Neither the Lender nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

         (e) Lender's and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

         (f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, the L/C will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

         (g) The obligations of the Borrower under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

                (i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

                (ii) The Borrower's consent to any amendment or waiver of, or consent to the departure from, any L/C.

                (iii) The existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C.

                (iv) Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

     2.20. REFERENCES TO ORIGINAL AGREEMENT. The terms "Loan and Security Agreement," "this Agreement," "Loan Agreement," and similar references as used in the documents, instruments and agreements executed and/or delivered in connection with the Original Agreement, shall mean the Original Agreement as amended and restated hereby in its entirety, and each of such documents, instruments and agreements is hereby so amended. Except as specifically agreed herein, each of the Loan

Documents executed and delivered in connection with the Original Agreement are hereby ratified and confirmed and shall remain in full force and effect in accordance with their terms.

     2.21. CHANGED CIRCUMSTANCES.

         (a) The Lender may advise the Borrower that the Lender has made the good faith determination (which determination shall be final and conclusive) of any of the following:

                (i) Adequate and fair means do not exist for ascertaining the rate for Libor Loans.

                (ii) The continuation of or conversion of any Revolving Credit Loan to a Libor Loan has been made impracticable or unlawful by the occurrence of a contingency that materially and adversely affects the applicable market or the compliance by the Lender or any Revolving Credit Lender in good faith with any Applicable Law.

                (iii) The indices on which the interest rates for Libor Loans are based shall no longer represent the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

         (b) In the event that the Lender advises the Borrower of an occurrence described in Section 2:2-21(a), then, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply:

                (i) The obligation of the Lender to make Libor Loans or to permit the Borrower to select the Libor Rate as otherwise applicable to any Revolving Credit Loans shall be suspended.

                (ii) Any notice which the Borrower had given the Lender with respect to any Libor Loan, the time for action with respect to which has not occurred prior to the Lender's having given notice pursuant to Section 2:2-21, shall be deemed at the option of the Lender to not having been given.

     2.22. SUBLIMIT FACILITY.

     In order to expedite the purchase by the Borrower of one or more Sam & Libby Stores on or before April 1, 2002 (the "SUBLIMIT FACILITY CLOSING DATE"), the Lender agrees to make available to the Borrower up to $2,500,000 in Revolving Credit Loans (the "SUBLIMIT FACILITY") on the following terms and conditions:

     (a) The Sublimit Facility shall terminate, and the aggregate of Revolving Credit Loans outstanding under the Sublimit Facility and any remaining installments of the Sublimit Facility Fee (hereinafter referred to) shall be due and payable in full, on the date which is the earliest to occur of (i)

February 20, 2003, (ii) the date of the occurrence of the IPO and (iii) the Termination Date. The Sublimit Facility is a part of the Revolving Credit and does not, and shall not be deemed to, increase the Revolving Credit Ceiling. Other than as specifically set forth in this Section 2.22, Revolving Credit Loans under the Sublimit Facility shall be treated as are all other Revolving Credit Loans under this Agreement including, without limitation, Section 2.10 hereof; provided, however, that Revolving Credit Loans under the Sublimit Facility shall not be subject to the Borrowing Base limitations set forth in this Agreement regarding Revolving Credit Loans (including, without limitation, Sections 2.1(b) and 2.4(a) hereof). The Borrower has the right to terminate the Sublimit Facility at any time upon written notice to the Lender accompanied by payment in full of all Revolving Credit Loans outstanding under the Sublimit Facility and the applicable amount of the Sublimit Facility Fee referred to in
Section 2.22(b).

         (b) In addition to any other fee or expense to be paid by the Borrower on account of the Revolving Credit, a "SUBLIMIT FACILITY FEE" (so referred to herein) of not more than $400,000.00 shall be payable by the Borrower to the Lender as follows:


                (i) $200,000 shall be fully earned by the Lender on the Sublimit Facility Closing Date for making the Sublimit Facility available to the Borrower (and regardless of whether or not any Revolving Credit Loans are made at any time under the Sublimit Facility) and, subject to the rest of this Section 2.22, shall be paid to the Lender in monthly installments of (x) $16,667 each commencing with the first day of the month next following the Sublimit Facility Closing Date and on the first day of each of the next five (5) months thereafter (the Lender confirms that as of the Amendment Closing Date it has received Sublimit Facility Fee payments in the aggregate amount of $66,668), and (y) $50,000 each on September 1, 2002 and October 1, 2002, until the aggregate amount of $200,000 has been paid; and

                (ii) Commencing with November 1, 2002, if any Revolving Credit Loans shall be outstanding under the Sublimit Facility during the preceding month, the Sublimit Facility Fee payable on the first day of the next succeeding month shall be in the amount of $50,000; provided, however, that in any event, the aggregate Sublimit Facility Fee shall not exceed $400,000.

                (c) The Borrower shall repay Revolving Credit Loans, if any, outstanding under the Sublimit Facility such that (i) Revolving Credit Loans outstanding under the Sublimit Facility shall not exceed (x) $2,300,000 as of December 31, 2002 and (y) $2,100,000 as of January 31, 2003 and (ii) no Revolving Credit Loans shall be outstanding, and the Sublimit Facility shall be terminated, as of February

20, 2003. The Lender agrees the first Revolving Credit Loans to which it shall apply collected balances in accordance with Section 7.5 hereof shall be Revolving Credit Loans under the Sublimit Facility, if any.

         (d) For the Fiscal year of the Borrower ending January 4, 2003, the remainder of the calculation EBITDA of the Borrower minus Capital Expenditures of the Borrower, in each case during such Fiscal year, shall be a positive number; provided, however, that the foregoing covenant shall be deemed deleted and of no further force and effect upon the termination of the Sublimit Facility in accordance with Section 2.22(a) above including, without limitation, upon the occurrence of the IPO.

         (e) Upon the termination of the Revolving Credit and upon the occurrence of any Event of Default described in Section 10.11 and at the option of the Lender upon the occurrence of any other Event of Default, any remaining installments of the Sublimit Facility Fee shall be immediately due and payable, it being understood that, in any event, an aggregate of not less than $200,000 shall be due and payable as a Sublimit Facility Fee hereunder.

ARTICLE 3: - CONDITIONS PRECEDENT:

     As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3.1 through and including 3.3, (each in form and substance satisfactory to the Lender) shall have been delivered to the Lender, and the conditions respectively described in Sections 3.5 through and including 3.8, shall have been satisfied:

     3.1 CORPORATE DUE DILIGENCE.

         (a) A Certificate of corporate good standing issued by the Secretary of State of Missouri.

         (b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature of the Borrower's business conducted or assets owned could require such qualification.

         (c) A Certificate of the Borrower's Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

     3.2. OPINION. An opinion of counsel to the Borrower in form and substance satisfactory to the Lender.

     3.3. OFFICERS' CERTIFICATES. Certificates executed by the Chief Executive Officer and the Chief Financial Officer of the Borrower and stating that the representations and warranties made by the Borrower to the Lender in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

     3.4. ADDITIONAL DOCUMENTS. Such additional instruments and documents as the Lender or its counsel reasonably may require or request including, without limitation, the following:

         (a) Those notifications and agreements described in Section 7:7.1(b) (which relates to cash management).

         (b) Confirmation from each Guarantor that they have had the opportunity to review this Agreement and that the applicable Guaranty remains in full force and effect and is applicable to the Liabilities.

         (c) Exhibits, updated if and as necessary to be accurate as of the Amendment Closing Date.

     3.5. REPRESENTATIONS AND WARRANTIES. Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrower shall be true and complete as of the date as of which such representation or warranty was made.

     3.6. ALL FEES AND EXPENSES PAID. All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Lender in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Lender) shall have been paid in full.

     3.7. NO SUSPENSION EVENT. No Suspension Event shall then exist.

     3.8. NO ADVERSE CHANGE. No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrower's financial condition when compared with such financial condition at January 5, 2002.

No document shall be deemed delivered to the Lender until received and accepted by the Lender at its head offices in Boston, Massachusetts. Under no circumstances shall this Agreement take effect until executed and accepted by the Lender at said head office.

ARTICLE 4: - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:

     To induce the Lender to establish the credit facility contemplated herein and to induce the Lender to provide loans and advances under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

     4.1. PAYMENT AND PERFORMANCE OF LIABILITIES. The Borrower shall pay each Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

     4.2. DUE ORGANIZATION. CORPORATE AUTHORIZATION. NO CONFLICTS.

         (a) The Borrower presently is and shall hereafter remain in good standing as a Missouri corporation and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification may be necessary, except where the failure to so qualify would have no more than a de minimis adverse effect on the business or a assets of the Borrower.

         (b) Each Affiliate is listed on EXHIBIT 4.2, annexed hereto. The Borrower shall provide the Lender with prior written notice of any entity's becoming or ceasing to be an Affiliate.

         (c) The Borrower shall not change its State of incorporation nor its taxpayer identification number.

         (d) The Borrower has all requisite corporate power and authority to execute and deliver all Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.

         (e) The execution and delivery by the Borrower of each Loan Document to which it is a party; the Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by the Borrower to secure the Liabilities); the Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

               (i) Have been duly authorized by all necessary corporate action.

               (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Borrower.

               (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

         (f) The Loan Documents have been duly executed and delivered by Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     4.3. TRADE NAMES.

         (a) EXHIBIT 4.3, annexed hereto, is a listing of:

               (i) All names under which the Borrower conducted its business during the prior five (5) years.

               (ii) All entities and/or persons with whom the Borrower consolidated or merged, or from whom the Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such entity's or person's assets during the prior five (5) years.

         (b) The Borrower will provide the Lender with not less than twenty-one
(21) days prior written notice (with reasonable particularity) of any change to the Borrower's name from that under which the Borrower is conducting its business at the execution of this Agreement and will not effect such change unless the Borrower is then in compliance with all provisions of this Agreement.

     4.4. INFRASTRUCTURE.

         (a) The Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted as described in the Business Plan.

         (b) The Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower's conduct of the Borrower's business.

         (c) The conduct by the Borrower of the Borrower's business does not presently infringe (nor will the Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

     4.5. INTENTIONALLY OMITTED.

     4.6. LOCATIONS.

         (a) The Collateral, and the books, records, and papers of Borrower pertaining thereto, are kept and maintained solely at the following locations:

               (i) The Borrower's chief executive offices at 2815 Scott Avenue, Suite C, St. Louis, Missouri 63103.

               (ii) Those locations which are listed on EXHIBIT 4.6, annexed hereto, which EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that the Borrower owns the subject location) and of all service bureaus with which any such records are maintained and the names and addresses of each of the Borrower's landlords.

         (b) The Borrower shall not remove any of the Collateral from said chief executive office or those locations listed on EXHIBIT 4.6 except for the following purposes:

               (i) To accomplish sales of Inventory in the ordinary course of business.

               (ii) To move Inventory from one such location to another such location.

               (iii) To utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

         (c) Except as contemplated by the Business Plan, the Borrower will not:

               (i) Execute any Lease or alter, modify, or amend any Lease in any material manner.

               (ii) Commit to, or open or close, any location at which the Borrower maintains, offers for sale, or stores any of the Collateral, subject to the condition that immediately prior to the earliest date on which the Borrower becomes legally obligated on account of its leasing of the subject new Store, no Suspension Event is extant, and no Suspension Event will occur by reason of the Borrower's so becoming obligated.

         (d) Except as otherwise disclosed pursuant to, or permitted by, this
Section 4.6, no tangible personal property of the Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

     4.7. TITLE TO ASSETS.

         (a) The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances except Permitted Encumbrances.

         (b) The Borrower does not and shall not have possession of any property on consignment to the Borrower.

         (c) Except for Equipment in use by the Borrower as of the date of this Agreement, the Borrower shall not acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for:

               (i) Equipment which is merely incidental to the conduct of the Borrower's business.

               (ii) Equipment subject to an agreement, substantially in the form of EXHIBIT 4:4.7(c)(ii) annexed hereto, with the third party which has an interest in such Equipment.

               (iii) Equipment, the acquisition or right to use of which has been consented to by the Lender, which consent may be conditioned upon the Lender's receipt of such agreement with the third party which has an interest in such Equipment as is satisfactory to the Lender.

     4.8. INDEBTEDNESS. The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:

         (a) Any Indebtedness on account of the Revolving Credit.

         (b) The Indebtedness (if any) listed on EXHIBIT 4.8, annexed hereto.

         (c) Permitted Subordinated Indebtedness.

         (d) Purchase money Indebtedness not otherwise described in this Section
4.8 and capital leases for the acquisition of Equipment as provided in the Business Plan.

     4.9. INSURANCE.

         (a) EXHIBIT 4.9, annexed hereto, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.

         (b) The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Lender.

         (c) All insurance carried by the Borrower shall provide for a minimum of Sixty (60) days' written notice of cancellation to the Lender and all such insurance which covers the Collateral shall include an endorsement in favor of the Lender, which endorsement shall provide that the insurance, to the extent of the Lender's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrower or by the failure of the Borrower to comply with any warranty or condition of the policy.

         (d) The coverage reflected on EXHIBIT 4.9 presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

         (e) The Borrower shall furnish the Lender from time to time with certificates or other evidence satisfactory to the Lender regarding compliance by the Borrower with the foregoing requirements.

         (f) In the event of the failure by the Borrower to maintain insurance as required herein, the Lender, at its option, may obtain such insurance, provided, however, the Lender's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have maintained such insurance.

         (g) The Borrower shall advise the Lender of each claim in excess of $50,000.00 made by the Borrower under any policy of insurance which covers the Collateral and will permit the Lender, at the Lender's option in each instance, to the exclusion of the Borrower, to conduct the adjustment of each such claim (and of all claims following the occurrence of any Suspension Event). The Borrower hereby appoints the Lender as the Borrower's attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Lender any and all drafts and other instruments with respect to such insurance. This appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender. The Lender shall not be liable on account of any exercise pursuant to said power except where there has been a final judicial determination (in a proceeding in which the Lender had an opportunity to be heard) that such exercise was grossly negligent manner or in willful misconduct. The Lender may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Lender may determine.

     4.10. LICENSES. Each license, distributorship, franchise, and similar agreement issued to, or to which the Borrower is a party is in full force and effect. No party to any such license or agreement is in default or violation thereof. The Borrower has not received any notice or threat of cancellation of any such license or agreement.

     4.11. LEASES. EXHIBIT 4.11, annexed hereto, is a schedule of all presently effective Capital Leases. (Exhibit 4.6 includes a list of all other presently effective Leases). Each of such Leases and Capital Leases is in full force and effect. No party to any such Lease or Capital Lease is in default or violation of any such Lease (except for defaults caused solely by the IPO and as to which Lease no rights or remedies are being exercised by the subject creditor or lessor) or Capital Lease and the Borrower has not received any notice or threat of cancellation of any such Lease or Capital Lease. The Borrower hereby authorizes the Lender at any time and from time to time to contact any of the Borrower's landlords in order to confirm the Borrower's continued compliance with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower's occupancy under such Lease(s), as the Lender may determine.

     4.12. REQUIREMENTS OF LAW. The Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance will not have more than a de minimis adverse effect on the Borrower's business or assets. The Borrower has not received any notice of any violation of any Requirement of Law (other than of a violation which has no more than a de minimis adverse effect on the Borrower's business or assets), which violation has not been cured or otherwise remedied.

     4.13. LABOR RELATIONS.

         (a) The Borrower has not been and is not presently a party to any collective bargaining or other labor contract.

         (b) There is not presently pending and, to the Borrower's knowledge, there is not threatened any of the following:

               (i) Any strike, slowdown, picketing, work stoppage, or employee grievance process.

               (ii) Any proceeding against or affecting the Borrower relating to the alleged violation of any Requirement of Law pertaining to labor relations or National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Borrower, which, if determined adversely to the Borrower could have more than a de minimis adverse effect on the Borrower.

               (iii) Any lockout of any employees by the Borrower, (and no such action is contemplated by the Borrower).

               (iv) Any application for the certification of a collective bargaining agent.

         (c) No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

         (d) The Borrower:

               (i) Has complied in all material respects with all Requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

               (ii) Is not liable for the payment of more than a de minimis amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for the Borrower's failure to comply with any Requirement of Law referenced in Section 4:4.13(d)(i).

     4.14. MAINTAIN PROPERTIES. The Borrower shall:

         (a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

         (b) Not suffer or cause the waste or destruction of any material part of the Collateral.

         (c) Not use any of the Collateral in violation of any policy of insurance thereon.

         (d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

               (i) The sale of Inventory in compliance with this Agreement.

               (ii) The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Borrower.

               (iii) The turning over to the Lender of all Receipts as provided herein.

     4.15. TAXES.

         (a) The Borrower, in accordance with all Requirements of Law, has properly filed all of the Borrower's federal tax returns for all tax periods through and including the Borrower's taxable year referenced in EXHIBIT 4.15, annexed hereto. Except as specifically described in said EXHIBIT 4.15, at no time has the Borrower received from the Internal Revenue Service: (i) any request to perform any examination of or with respect to the Borrower, or (ii) any other written or verbal notice in any way relating to any alleged failure by Borrower to comply with all Requirements of Law concerning the payment of any taxes, including, without limitation, respecting any issue which reasonably could be expected to result in the assertion of a deficiency for any tax period open for examination, assessment, or claim by the Internal Revenue Service. With respect to each such request or notice from the Internal Revenue Service, as referenced in said EXHIBIT 4.15, the Borrower has received written notice from the Internal Revenue Service that the Internal Revenue Service has completed its examination of the Borrower's federal tax returns for all tax periods through and including the Borrower's taxable year referenced on said EXHIBIT 4.15 and that all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled. No agreement is extant which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service to assert a deficiency or make any other claim for or in respect to any of the Borrower's federal tax liabilities. No issue has been raised in any such examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any tax period open for examination, assessment, or claim by the Internal Revenue Service.

         (b) The Borrower, in accordance with all Requirements of Law, has properly filed all of the Borrower's applicable state and local returns for all tax periods through and including the Borrower's taxable year referenced in said
EXHIBIT 4.15. Except as specifically described in said EXHIBIT 4.15, at no time has the Borrower received from any state and local taxing authority: (i) any request to perform any examination of or with respect to the Borrower, or (ii) any other written or verbal notice in any way relating to any alleged failure by Borrower to comply with all Requirements of Law concerning the payment of taxes, including, without limitation, respecting any issue which reasonably could be expected to result in the assertion of a deficiency for any tax period open for examination, assessment, or claim by the respective state or local taxing authority. With respect to each such request or notice from all state or local taxing authorities, as referenced in said EXHIBIT 4.15, the Borrower has received written notice from the respective state and local taxing authorities to which the Borrower is subject that such authorities have completed their respective examination of the Borrower's returns for all state and local income, excise, sales, and other taxes for which the Borrower is liable for the respective tax years referenced on said EXHIBIT 4.15 and that all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled. No agreement is extant which waives or extends any statute of limitations applicable to the right of any state or local taxing authority to assert a deficiency or make any other claim for or in respect to any such state or local taxes. No issue has been raised in any such examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any tax period open for examination, assessment, or claim by any state or local taxing authority.

         (c) Except as disclosed on said EXHIBIT 4.15, there are no examinations of or with respect to the Borrower presently being conducted by the Internal Revenue Service or any other taxing authority.

         (d) The Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees' pay or by reason of the Borrower's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file; provided, however, that the Borrower may contest taxes not yet delinquent or which are being contested in good faith by appropriate proceedings so long as adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP and no notice of tax lien has been filed with respect thereto.

         (e) At its option, the Lender may, but shall not be obligated to, on ten (10) days' prior written notice to the Borrower, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrower or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of the Borrower's Employee Benefit Plan as the Lender, in the Lender's discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, that (i) the Lender may make any of the foregoing payments without notice to the Borrower if in the Lender's reasonable judgment any delay caused by such notice would materially adversely affect its ability to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto and (ii) the Lender's making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have made such payment.

     4.16. NO MARGIN STOCK. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     4.17. ERISA. Neither the Borrower nor any ERISA Affiliate ever has or hereafter shall:

         (a) Violate or fail to be in full compliance with the Borrower's Employee Benefit Plan.

         (b) Fail timely to file all reports and filings required by ERISA to be filed by the Borrower.

         (c) Engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA).

         (d) Engage in, or commit, any act such that a tax or penalty could be imposed upon the Borrower on account thereof pursuant to ERISA.

         (e) Accumulate any material funding deficiency within the meaning of ERISA.

         (f) Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA.

         (g) Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of
Section 4001(a) of ERISA.

     4.18. HAZARDOUS MATERIALS.

         (a) The Borrower has never:

               (i) Been legally responsible for any release or threat of release of any Hazardous Material.

               (ii) Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

         (b) The Borrower shall:

               (i) Dispose of any Hazardous Material only in compliance with all Environmental Laws.

               (ii) Not store on any site or vessel occupied or operated by the Borrower and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrower's business and is in compliance with all Environmental Laws.

         (c) The Borrower shall provide the Lender with written notice upon the Borrower's obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrower may be liable.

     4.19. LITIGATION. Except as described in EXHIBIT 4.19, annexed hereto, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which, if determined adversely to the Borrower, would have more than a de minimis adverse effect upon the Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

     4.20. DIVIDENDS. INVESTMENTS. CORPORATE ACTION. The Borrower shall not:

         (a) Pay any dividend or make any other distributions of cash and/or property with respect to any class of the Borrower's capital stock, other than:

               (i) A common stock dividend of the Borrower's own capital stock.

               (ii) For any year as to which the Borrower is an S Corporation for federal tax purposes, dividend(s) to the Borrower's shareholder(s) in an amount sufficient to cover the tax liability of such shareholder(s) on account of the attribution of the Borrower's income to such shareholder(s), but only provided that such payment does not otherwise breach or result in the breach of any provision of the Loan Documents.

         (b) Own, redeem, retire, purchase, or acquire any of the Borrower's capital stock.

         (c) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity, other than:

               (i) Securities issued to the Borrower pursuant to a plan of reorganization of a third party consummated under the United States Bankruptcy Code.

               (ii) The purchase of the Sam and Libby stores pursuant to that certain Purchase Agreement dated January 25, 2002 between the Borrower and SJC Retail LLC.

               (iii) After the occurrence of the IPO, (x) Permitted Acquisitions not to exceed $1,000,000 in any Fiscal year and (y) Permitted Investments.

         (d) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

         (e) Consolidate any of the Borrower's operations with those of any other corporation or other entity.

         (f) Organize or create any Affiliate.

         (g) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.

         (h) Acquire any assets other than in the ordinary course and conduct of the Borrower's business as conducted at the execution of this Agreement

     4.21. LOANS. The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

         (a) Advance payments made to the Borrower's suppliers in the ordinary course.

         (b) Advances to the Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

     4.22. PROTECTION OF ASSETS. The Lender, in the Lender's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Lender, on demand, or the Lender, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this section 4.22.

     4.23. LINE OF BUSINESS. The Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto (the conduct of which reasonably related business is reflected in the Business Plan).

     4.24. AFFILIATE TRANSACTIONS. The Borrower shall not make any payment, nor give any value to any Affiliate except for goods and services actually purchased by the Borrower from, or sold by the Borrower to, such Affiliate for a price and on terms which shall

         (a) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

         (b) be no less favorable to the Borrower than those which would have been charged and imposed in an arms length transaction.

     4.25. INTENTIONALLY OMITTED.

     4.26. FURTHER ASSURANCES.

         (a) The Borrower is not the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 3:) will not be subject to perfected Collateral Interests in favor of the Lender (subject only to Permitted Encumbrances) to secure the Liabilities.

         (b) The Borrower will not hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Lender to secure the Liabilities (subject only to Permitted Encumbrances).

         (c) The Borrower shall execute and deliver to the Lender such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Lender may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Lender's Collateral Interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. The Borrower shall execute all such instruments as may be required by the Lender with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

         (d) The Borrower hereby designates the Lender as and for the Borrower's true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Lender's Collateral Interests in the Collateral.

         (e) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section
4.26 shall be sufficient for filing to perfect the security interests granted herein.

     4.27. ADEQUACY OF DISCLOSURE.

         (a) All financial statements furnished to the Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered. There has been no change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate and changes resulting from the Borrower's conversion, from and after December 31, 1999 to the retail method of accounting for Inventory.

         (b) The Borrower does not have any material contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrower's financial statements furnished to the Lender prior to the execution of this Agreement.

         (c) No document, instrument, agreement, or paper now or hereafter given the Lender by or on behalf of the Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to the Borrower which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of the Borrower or any such guarantor which has not been disclosed in writing to the Lender.


     4.28. NO RESTRICTIONS ON LIABILITIES. The Borrower shall not enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, the Borrower's:

         (a) Creation of, and granting of Collateral Interests in favor of the Lender.

         (b) Incurrence of Liabilities under this Agreement or the incurrence of any material amount of Liabilities under any other Loan Document.

     4.29. OTHER COVENANTS. The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

ARTICLE 5: - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:

     5.1. MAINTAIN RECORDS. The Borrower shall:

         (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

         (b) Timely provide the Lender with those financial reports, statements, and schedules required by this Article 5: or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.

         (c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

         (d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to fully cooperate with, and be available to, the Lender to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender. The Borrower's present accountants (Stone Carlie and Company, of St. Louis, Missouri) are presently satisfactory to the Lender.

         (e) Not change the Borrower's fiscal year.

     5.2. ACCESS TO RECORDS.

         (a) The Borrower shall accord the Lender with access from time to time as the Lender may require to all properties owned by or over which the Borrower has control. The Lender shall have the right, and the Borrower will permit the Lender from time to time as Lender may request, to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower's copying facilities available to the Lender.

         (b) The Borrower hereby authorizes the Lender to:

               (i) Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Lender with respect thereto.

               (ii) Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrower's computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Collateral.

         (c) The Lender from time to time may designate one or more representatives to exercise the Lender's rights under this Section 5.2 as fully as if the Lender were doing so.

     5.3. PROMPT NOTICE TO LENDER.

         (a) The Borrower shall provide the Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

               (i) Any change in the Borrower's Executive Officers.

               (ii) Any ceasing of the Borrower's making of payment at any time to any of its creditors, in the ordinary course, in excess of $500,000.

               (iii) Any failure by the Borrower to pay rent in excess of $500,000 in the aggregate at any of the Borrower's locations, which failure continues for more than Three (3) days following the last day on which such rent was payable.

               (iv) Any material adverse change in the business, operations, or financial affairs of the Borrower.

               (v) The occurrence of any Suspension Event.

               (vi) Any intention on the part of the Borrower to discharge the Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 5:5.1(d)).

               (vii) Any litigation which, if determined adversely to the Borrower, might have a material adverse effect on the financial condition of the Borrower.

         (b) The Borrower shall:

               (i) Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of the Borrower (qua such shareholders).

               (ii) Add the Lender as an addressee on all mailing lists to retail customers maintained by or for the Borrower.

               (iii) At the request of the Lender, from time to time, provide the Lender with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

               (iv) Provide the Lender, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

               (v) Provide the Lender with copies of all written Executive Agreements and outlines of the salient features of all unwritten Executive Agreements; the Lender hereby agreeing to keep such agreements confidential in accordance with the Lender's customary policies regarding confidential agreements.

     5.4. BORROWING BASE CERTIFICATE. From and after the Initial Funding Date (and as otherwise may be requested from time to time by the Lender), the Borrower shall provide the Lender by 11:30A.M. (Boston Time), daily, with a Borrowing Base Certificate (in the form of EXHIBIT 5.4 annexed hereto, as such form may be revised from time to time by the Lender), on which the Borrower's Inventory shall be rolled forward no less frequently than once per week. Such Certificate may be sent to the Lender by facsimile transmission, provided that the original thereof is forwarded to the Lender on the date of such transmission.

     5.5. MONTHLY REPORTS.

         (a) Monthly, the Borrower shall provide the Lender with original counterparts of the following (each in such form as the Lender from time to time may specify):

               (i) Within Twenty (20) days of the end of the previous month (except where the previous month is December, in which case only, within Thirty-Five (35) days of the end of the previous month):

                    (A) A "Stock Ledger Inventory Report" (including a "Department on hand" (Cost/Retail Inventory) and a JDA Stock Ledger and Inventory Store Master) and a Certificate (signed by the Borrower's Chief Executive Officer or Chief Financial Officer) concerning the Borrower's Inventory.

                    (B) An aging of the Borrower's accounts payable.

                    (C) An outstanding L/C (In-Transit) Report.

               (ii) Within Thirty (30) days of the end of the previous month (except where the previous month is December, in which case only, within Forty (40) days of the end of the previous month):

                    (A) Reconciliation of the above described Report and Inventory Certificate (Section 5:5.5(a)(i)(A)) to Availability and to the general ledger as of the end of the subject month.

                    (B) A Gross Margin Reconciliation.

                    (C) A Store Activity Report (which shall include, among other things, the certification of the Borrower's Chief Executive Officer and its Chief Financial Officer that, taking into account such Store openings, if any, as shall have occurred during the period covered by such Report, the Borrower's management information systems and its management infrastructure are sufficient to deal efficiently with any added burdens created by such opening(s) and that neither the incurrence of the expenses associated with preparation of the new location(s) for opening nor the operation of the new location(s) thereafter shall have more than a de minimis negative effect on the Borrower's EBITDA nor result in a Suspension Event.

                    (D) The officer's compliance certificate described in
          Section 5.8.

                    (E) An internally prepared financial statement of the Borrower's financial condition and the results of its operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), cash flow and comparison of same store sales for the corresponding month of the then immediately previous year, as well as to the Business Plan.

         (b) For purposes of Section 5:5.5(a)(i), above, the first "previous month" in respect of which the items required by that Section shall be provided shall be November, 1999 and for purposes of Section 5:5.5(a)(ii), above, the first "previous month" in respect of which the items required by that Section shall be provided shall be November, 1999.


     5.6. QUARTERLY REPORTS. Quarterly, within Forty Five (45) days following the end of each of the Borrower's fiscal quarters, the Borrower shall provide the Lender with the following:

         (a) An original counterpart of a management prepared financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

         (b) The officer's compliance certificate described in Section 5.8

     5.7. ANNUAL REPORTS.

         (a) Annually, within one hundred twenty (120) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Lender with the following:

               (i) An original signed counterpart of the Borrower's annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows.

               (ii) The officer's compliance certificate described in Section
     5.8.

         (b) No later than the earlier of Fifteen (15) days prior to the end of each of the Borrower's fiscal years or the date on which such accountants commence their work on the preparation of the Borrower's annual financial statement, the Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Lender) that:

               (i) Such annual financial statement will be delivered by the Borrower to the Lender.

               (ii) It is the primary intention of the Borrower, in its engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 5:.

               (iii) The Borrower has been advised that the Lender will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.

         (c) Each annual statement shall be accompanied by such accountant's Certificate indicating that, in conducting the audit for such annual statement, nothing came to the attention of such accountants to believe that any Suspension Event had occurred during the subject fiscal year (or if one or more had occurred, the facts and circumstances thereof).

         (d) The Borrower shall cause the delivery to the Lender, with the annual statement to be furnished by the Borrower pursuant to this section, of an updated financial statement (in form satisfactory to the Lender) of, and signed by each guarantor of the Liabilities, which personal financial statement shall be of a date not more than Fourteen (14) days prior to the date of such delivery and each time when filed by the subject guarantor, a copy of that guarantor's federal income tax return so filed.

     5.8. OFFICERS' CERTIFICATES. The Borrower shall cause the Borrower's Chief Executive Officer or its Chief Financial Officer respectively to provide such Person's Certificate with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

         (a) Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower's operations and cash flows for, the period(s) covered, subject, however to the following:

               (i) Usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement).

               (ii) Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5.11.

         (b) Indicate either that (i) no Suspension Event has occurred or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

         (c) Include calculations concerning the Borrower's compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5.11 hereof.

     5.9. INVENTORIES, APPRAISALS, AND AUDITS.

         (a) The Lender, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower.

         (b) The Borrower, at its own expense, shall cause not less than two (2) physical inventories to be undertaken in each twelve (12) month period during which this Agreement is in effect (the spacing of the scheduling of which inventories shall be subject to the Lender's discretion) conducted by such inventory takers as are satisfactory to the Lender and following such methodology as may be satisfactory to the Lender.

               (i) The Borrower shall provide the Lender with a copy of the preliminary results of each such physical inventory (as well as of any other physical inventory undertaken by the Borrower) within ten (10) days following the completion of such inventory.

               (ii) The Borrower shall provide the Lender with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) to the Borrower's books and records within thirty (30) days following the completion of such inventory.

               (iii) The Lender, in its discretion, following the occurrence of a Suspension Event, may cause such additional inventories to be taken as the Lender determines (each, at the expense of the Borrower).

         (c) The Lender may obtain appraisals of the Collateral, from time to time (in all events, at the Borrower's expense) conducted by such appraisers as are satisfactory to the Lender. The Lender contemplates conducting no less than Two (2) and not more than Three (3) such appraisals (in each event, at the Borrower's expense) of the Collateral during any Twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such appraisals during such period.

         (d) The Lender contemplates conducting no less than Two (2) and not more than Three (3) commercial finance audits (in each event, at the Borrower's expense) of the Borrower's books and records during any Twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits during such period.

         (e) The Lender from time to time (in all events, at the Borrower's expense) may undertake "mystery shopping" (so-called) visits to all or any of the Borrower's business premises. The Lender shall provide the Borrower with a copy of any non-company confidential results of such mystery shopping.

         (f) The Lender agrees that prior to the occurrence of any Event of Default, the maximum amount of third party fees for which the Borrower shall be obligated to reimburse the Lender, cumulatively in any Twelve (12) month period during which this Agreement is in effect, is the aggregate of the following plus out of pocket expenses:

              Audits:         $30,000.00.
              Appraisals:      35,000.00.

In the event of and following the occurrence of any Event of Default, there shall not be any "cap" on such fees.

     5.10. ADDITIONAL FINANCIAL INFORMATION.

         (a) In addition to all other information required to be provided pursuant to this Article 5:, the Borrower promptly shall provide the Lender (and any guarantor of the Liabilities), with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including original counterparts of financial reports and statements, as the Lender may from time to time request from the Borrower.

         (b) The Borrower may provide the Lender, from time to time hereafter, with updated forecasts of the Borrower's anticipated performance and operating results.

         (c) In all events, the Borrower, no sooner than Ninety (90) nor later than Sixty (60) days prior to the end of each of the Borrower's fiscal years, shall provide the Lender with an updated and extended forecast which shall go out at least through the end of the then next fiscal year and shall include an income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Borrower's then current practices; in addition, within sixty (60) days of the occurrence of the IPO, the Borrower shall provide the Lender with an updated and extended forecast which shall give effect to the IPO and shall go out at least through the end of the then current fiscal year and shall include an income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Borrower's then current practices.

         (d) The Lender, following the receipt of any of such forecast, may, but shall not be under any obligation to, provide its written approval of such forecast (in which event, such forecast shall become the Business Plan); such forecast shall be deemed approved by the Lender and shall constitute the new Business Plan in the event that the Lender shall not have identified in writing its objections to such forecast within thirty (30) days of its receipt thereof. If such Business Plan is approved or deemed approved by the Lender in accordance with the foregoing, the Lender may, by extrapolation from the Business Plan and in consultation with the Borrower, extend or revise the financial performance covenants included on EXHIBIT 5.11, annexed hereto.

         (e) In the event that in accordance with Section 5.10 (d) the Lender objects to a forecast provided by the Borrower, and the Borrower is unable to promptly deliver a forecast to which the Lender does not object, then the Lender, by written notice to the Borrower, may revise, roll-over, or extend, for the then coming fiscal year, the financial performance covenants applicable to the Borrower pursuant to Section 5.11 hereof by extrapolation from the then current Business Plan, subject to revision in consultation with the Borrower upon delivery of a forecast approved or deemed approved as set forth in Section
5.10 (d) above.

         (f) The Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Lender may obtain, develop, or receive with respect to the Borrower is confidential to the Lender and that, except as otherwise provided herein, the Borrower is not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

     5.11. FINANCIAL PERFORMANCE COVENANTS. The Borrower shall observe and comply with those financial performance covenants set forth on EXHIBIT 5.11(a), annexed hereto, certain of which covenants are based on the Business Plan set forth on EXHIBIT 5.11(b), annexed hereto. Such financial performance covenants are subject to change, revision, roll over, and extension as provided in Section 5:5.10(d) hereof. Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants).

ARTICLE 6: - USE AND COLLECTION OF COLLATERAL:

     6.1. USE OF INVENTORY COLLATERAL.

         (a) The Borrower shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower's business in the ordinary course and shall not engage in sales or other dispositions to creditors; sales or other dispositions in bulk; and any use of any of the Inventory in breach of any provision of this Agreement.

         (b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower's customary return policy applicable to the return of inventory purchased by the Borrower's retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Lender.


     6.2. INVENTORY QUALITY. All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).


     6.3. ADJUSTMENTS AND ALLOWANCES. The Borrower may grant such allowances or other adjustments to the Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Lender's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this Section
6.3 may be limited or terminated by the Lender at any time in the Lender's discretion.

     6.4. VALIDITY OF ACCOUNTS.

         (a) The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower.

         (b) The Borrower has no knowledge of any impairment of the validity or collectibility of any of the Accounts and shall notify the Lender of any such fact immediately after Borrower becomes aware of any such impairment.

         (c) The Borrower shall not post any bond to secure the Borrower's performance under any agreement to which the Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrower (other than to the Lender) in the event of the Borrower's failure so to perform other than as may be required under workers' compensation laws and the like.


     6.5. NOTIFICATION TO ACCOUNT DEBTORS. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right to notify any of the Borrower's Account Debtors to make payment directly to the Lender and to collect all amounts due on account of the Collateral.

ARTICLE 7: - CASH MANAGEMENT. PAYMENT OF LIABILITIES:

     7.1 DEPOSITORY ACCOUNTS.

         (a) Annexed hereto as EXHIBIT 7.1 is a Schedule of all present DDA's, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.

         (b) The Borrower shall deliver the following to the Lender, as a condition to the effectiveness of this Agreement:

               (i) Notification, executed on behalf of the Borrower, to each depository institution with which any DDA is maintained (other than any Exempt DDA and the Blocked Account), in form satisfactory to the Lender of the Lender's interest in such DDA.

               (ii) A Blocked Account Agreement with any depository institution at which either of the following conditions applies:

                    (A) Both any DDA (other than the Operating Account) and the Operating Account is maintained.

                    (B) A Blocked Account is maintained.

         (c) The Borrower will not establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Borrower delivers the following to the Lender:

               (i) Notification to the depository at which such DDA is established if the same would have been required pursuant to Section 7:7.1(b)(ii)(A) if the subject DDA were open at the execution of this Agreement.

               (ii) A Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section 7:7.1(b)(ii)(B) if the subject DDA were open at the execution of this Agreement.

     7.2. CREDIT CARD RECEIPTS.

         (a) Annexed hereto as EXHIBIT 7.2, is a Schedule which describes all arrangements to which the Borrower is a party with respect to the payment to the Borrower of the proceeds of credit card charges for sales by the Borrower.

         (b) The Borrower shall deliver to the Lender, as a condition to the effectiveness of this Agreement, notification, executed on behalf of the Borrower, to each of the Borrower's credit card clearinghouses and processors of notice (in form satisfactory to the Lender), which notice provides that payment of all credit card charges submitted by the Borrower to that clearinghouse or other processor and any other amount payable to the Borrower by such clearinghouse or other processor shall be directed to the Concentration Account or as otherwise designated from time to time by the Lender. The Borrower shall not change such direction or designation except upon and with the prior written consent of the Lender.

     7.3. THE CONCENTRATION, BLOCKED, AND OPERATING ACCOUNTS.

         (a) The following checking accounts have been or will be established (and are so referred to herein):

               (i) The "CONCENTRATION ACCOUNT" (so referred to herein):
     Established by the Lender with Fleet National Bank

               (ii) The "BLOCKED ACCOUNT" (so referred to herein): Established by the Borrower with Southwest Bank of St. Louis (as subsequently shall be replaced with an account to be established at Fleet National Bank as and when directed by the Lender).

               (iii) The "OPERATING ACCOUNT" (so referred to herein):
     Established by the Borrower with Southwest Bank of St. Louis (as subsequently shall be replaced with an account to be established at Fleet National Bank as and when directed by the Lender).

         (b) The contents of each DDA (other than the Operating Account) and of the Blocked Account constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account constitutes the Lender's property.

         (c) The Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Lender).

     7.4. PROCEEDS AND COLLECTION OF ACCOUNTS.

         (a) All Receipts:

               (i) Constitute Collateral and proceeds of Collateral.

               (ii) Shall be held in trust by the Borrower for the Lender.

               (iii) Shall not be commingled with any of the Borrower's other funds.

               (iv) Shall be deposited and/or transferred only to the Blocked Account or the Concentration Account.

         (b) The Borrower shall cause the ACH or wire transfer to the Blocked or the Concentration Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of the following:

               (i) The then contents of each DDA (other than any Exempt DDA), each such transfer to be net of any minimum balance, not to exceed $1,000.00, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained).

               (ii) The proceeds of all credit card charges not otherwise provided for pursuant hereto.

Telephone advice (confirmed by written notice) shall be provided to the Lender on each Business Day on which any such transfer is made.

         (c) Whether or not any Liabilities are then outstanding, the Borrower shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily, of then entire ledger balance of the Blocked Account, net of such minimum balance, not to exceed $1,000.00, as may be required to be maintained in the Blocked Account by the depository which the Blocked Account is maintained.

         (d) In the event that, notwithstanding the provisions of this Section 7.4, the Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Lender and shall not be commingled with any of the Borrower's other funds or deposited in any account of the Borrower other than as instructed by the Lender.

     7.5. PAYMENT OF LIABILITIES.

         (a) On each Business Day, the Lender shall apply the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained) towards the unpaid balance of the Loan Account and all other Liabilities, provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made One (1) Business Day after such transfer.

         (b) The following rules shall apply to deposits and payments under and pursuant to this Agreement:

               (i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Lender by 2:00PM on that Business Day.

               (ii) Funds paid to the Lender, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Lender by 2:00PM on that Business Day.

               (iii) If notice of a deposit to the Concentration Account (Section 7:7.5(b)(i)) or payment (Section 7:7.5(b)(ii)) is not available to the Lender until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00AM on the then next Business Day.

               (iv) All deposits to the Concentration Account and other payments to the Lender are subject to clearance and collection.

         (c) The Lender shall transfer to the Operating Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 7:7.5(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that

               (i) a Suspension Event has occurred and is continuing; and

               (ii) one or more L/C's are then outstanding, then the Lender may establish a funded reserve of up to 105% of the aggregate Stated Amounts of such L/C's. Such funded reserve shall either be (i) returned to the Borrower in the event that no Suspension Event is then continuing or (ii) applied towards the Liabilities following the occurrence of any Event of Default described in Section 10.11 or acceleration following the occurrence of any other Event of Default.

     7.6. THE OPERATING ACCOUNT. Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Borrower upon, and other disbursements shall be made by the Borrower solely from, the Operating Account.

ARTICLE 8: - GRANT OF SECURITY INTEREST:

     8.1. GRANT OF SECURITY INTEREST. To secure the Borrower's prompt, punctual, and faithful performance of all and each of the Liabilities, the Borrower hereby grants to the Lender a continuing security interest in and to, and assigns to the Lender the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Lender may in the future be granted a security interest, is referred to herein as the "COLLATERAL"):

         (a) All Accounts and accounts receivable.

         (b) All Inventory.

         (c) All General Intangibles.

         (d) All Equipment.

         (e) All Goods.

         (f) All Fixtures.

         (g) All Chattel Paper.

         (h) All Farm Products.

         (i) All Letter-of-Credit Rights.

         (j) All Payment Intangibles.

         (k) All Supporting Obligations.

         (l) All books, records, and information relating to the Collateral and/or to the operation of the Borrower's business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

         (m) All Leasehold Interests.

         (n) All Investment Property, Instruments, Documents, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property.

         (o) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing or otherwise.

         (p) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing, including the right of stoppage in transit.

     8.2. EXTENT AND DURATION OF SECURITY INTEREST. The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Lender and shall continue in full force and effect applicable to all Liabilities until both (a) all Liabilities have been paid and/or satisfied in full and (b) the security interest created herein is specifically terminated in writing by a duly authorized officer of the Lender.

ARTICLE 9: - LENDER AS BORROWER'S ATTORNEY-IN-FACT:

     9.1. APPOINTMENT AS ATTORNEY-IN-FACT. The Borrower hereby irrevocably constitutes and appoints the Lender as the Borrower's true and lawful attorney, with full power of substitution, following the occurrence of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Lender. The rights and powers granted the Lender by this appointment include but are not limited to the right and power to:

         (a) Prosecute, defend, compromise, or release any action relating to the Collateral.

         (b) Sign change of address forms to change the address to which the Borrower's mail is to be sent to such address as the Lender shall designate; receive and open the Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Lender determines to be the appropriate person to whom to so turn over such mail.

         (c) Endorse the name of the Borrower in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

         (d) Sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

         (e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.

         (f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

         (g) Use, license or transfer any or all General Intangibles of the Borrower.

     9.2. NO OBLIGATION TO ACT. The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Lender has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE 10: - EVENTS OF DEFAULT:

         The occurrence of any event described in this Article 10: respectively shall constitute an "EVENT OF DEFAULT" herein. Upon the occurrence of any Event of Default described in Section 10.11, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence of any other Event of Default, the Lender may declare any and all Liabilities shall become immediately due and payable. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and the Borrower and instruments and papers heretofore, now or hereafter given the Lender by the Borrower.

     10.1. FAILURE TO PAY REVOLVING CREDIT. The failure by the Borrower to pay any amount when due under the Revolving Credit.

     10.2. FAILURE TO MAKE OTHER PAYMENTS. The failure by the Borrower to pay within five (5) days following the earlier of the Borrower's knowledge of such failure or of its receipt of written notice from the Lender of such failure, any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Revolving Credit.

     10.3. FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD). The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in
Section 10.1 or Section 10.2 hereof, and included in any of the following provisions hereof:

Section               Relates to :
-------               ------------
4.6                   Location of Collateral
4.7                   Title to Assets
4.8                   Indebtedness
4.9                   Insurance Policies
4.15                  Pay taxes
4.20                  Dividends. Investments. Other Corporate Actions
4.24                  Affiliate Transactions
6.1                   Use of Collateral
Article 7:            Cash Management (other than Section 7.1(c))

     10.4. FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD). The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability (i) in Article 5 within five
(5) days following the earlier of the Borrower's knowledge of such failure or of its receipt of written notice from the Lender of such failure, (ii) in Section 7.1(c) within ten (10) days following the earlier of the Borrower's knowledge of such failure or of its receipt of written notice from the Lender of such failure or (iii) not described in any of Sections10.1, 10.2, 10.3 or 10.4(i) or 10.4(ii), within fifteen (15) days following the earlier of the Borrower's knowledge of such failure or of its receipt of written notice from the Lender of such failure.

     10.5. MISREPRESENTATION. The determination by the Lender that any representation or warranty at any time made by the Borrower to the Lender was not true or complete in all material respects when given.

     10.6. ACCELERATION OF OTHER DEBT. BREACH OF LEASE. The occurrence of any event such that (i) any Indebtedness in excess of $1,000,000 in the aggregate of the Borrower to any creditor(s) other than the Lender could be accelerated or
(ii) without the consent of the Borrower, ten percent (10%) or more of the Borrowers's store Leases could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence); provided, however, a Lease shall not be included in the calculation of Leases under clause
(ii) if the breach of such Lease is caused solely by the occurrence of the IPO and no rights and remedies are being exercised under such Lease by the subject creditor or lessor.

     10.7. DEFAULT UNDER OTHER AGREEMENTS. The occurrence of any material breach or default under any material agreement (including any material Loan Document) between the Lender and the Borrower other than this Agreement, or under any material instrument given by the Borrower to the Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the Lender may not have exercised all or any of its rights on account of such breach or default).

     10.8. UNINSURED CASUALTY LOSS. The occurrence of any uninsured loss, theft, damage, or destruction of or to any portion of the Collateral having a value in excess of $2,000,000, unless such loss, theft, damage or destruction (x) is not likely to have a material adverse effect on the Borrower's business and financial condition and (y) does not result in the occurrence of any other Suspension Event hereunder.

     10.9. ATTACHMENT. JUDGMENT. RESTRAINT OF BUSINESS.



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         (a) The service of process upon the Lender or any Participant seeking to attach, by trustee, mesne, or other process, any of the Borrower's funds on deposit with, or assets of the Borrower in the possession of, the Lender or such Participant.

         (b) The entry of any judgment assessing damages in excess of $500,000 against the Borrower, which judgment is not covered by insurance and is not satisfied, discharged, or vacated within thirty (30) days after entry or filing of such judgment (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

         (c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

     10.10. BUSINESS FAILURE. Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the determination, by the Borrower, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of the Borrower's business or operations.

     10.11. BANKRUPTCY. The failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by the Borrower by appropriate proceedings or, if so contested, is not dismissed within thirty (30) days of when filed.



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

     10.12. DEFAULT BY GUARANTOR. The occurrence of any of Events of Default arising under Section 10.11 and/or under Section 10.13 with respect to any guarantor or endorser of the Liabilities, or the occurrence of any of the Events of Default with respect to any parent, subsidiary, or Affiliate of the Borrower, as if such guarantor, endorser, parent, or Affiliate were the "Borrower" described therein.

     10.13. INDICTMENT - FORFEITURE. The indictment of, or institution of any legal process or proceeding against, the Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

     10.14. TERMINATION OF GUARANTY. The termination or attempted termination of any guaranty by any guarantor of the Liabilities, other than in accordance with the terms of that certain Confirmation and Release of Guaranty Agreement date as of the Amendment Closing Date.

     10.15. CHALLENGE TO LOAN DOCUMENTS.

         (a) Any challenge by or on behalf of the Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

         (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

     10.16. KEY MANAGEMENT. DEATH OR DISABILITY. At any time prior to the occurrence of the IPO, the (i) death or disability of Peter Edison (or of any other Person who is then the successor Executive Officer to Peter Edison) or
(ii) failure of Peter Edison (or such successor) to exercise those duties exercised by Peter Edison at the execution of this Agreement, provided, however,
(a) if and only if the Borrower furnishes the Lender with written notice of the occurrence of such death, disability, or failure of said Persons within Five (5) days of such occurrence, then such death, disability, or failure of said Persons shall not constitute an "Event of Default" until thirty (30) days after such occurrence and, unless the Lender sooner waives such Event of Default, or gives written notice of the acceleration of the Liabilities, such death, disability, or failure shall cease to be an "Event of Default" One Hundred Twenty



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

(120) days after its having occurred (provided the Borrower has furnished Lender with such written notice).

     10.17. CHANGE IN CONTROL. Any Change in Control; provided, however, that prior to occurrence of the IPO, any Change in Control resulting solely on account of the death or disability of Peter Edison, as the sole director of the Borrower, shall be subject to the provisions of Section 10.16.

ARTICLE 11: - RIGHTS AND REMEDIES UPON DEFAULT:

     Upon the occurrence of any Event of Default described in Section 10.11 and upon the occurrence of any other Event of Default, and at all times thereafter, the Lender shall have the following rights and remedies in addition to all of the rights, remedies, powers, privileges, and discretions available to Lender prior to the occurrence of an Event of Default. No stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Lender's exercise of any of such rights and remedies.

     11.1. RIGHTS OF ENFORCEMENT. The Lender shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

         (a) To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Lender.

         (b) To give notice to any of the Borrower's customs brokers to follow the instructions of the Lender as provided in any written agreement or undertaking of such broker in favor of the Lender.

         (c) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

         (d) To take possession of all or any portion of the Collateral.

         (e) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral.

         (f) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

         (g) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

         (h) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.



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
     11.2. SALE OF COLLATERAL.

         (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender's disposition of the Collateral.

         (b) The Lender, in the exercise of the Lender's rights and remedies upon default, may conduct one or more going out of business sales, in the Lender's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Lender and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Lender or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Lender or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

         (c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Borrower such notice as may be practicable under the circumstances), the Lender shall give the Borrower at least ten (10) days prior notice, by authenticated record, of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Lender's rights and remedies upon default.

         (d) The Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

         (e) If any of the Collateral is sold, leased, or otherwise disposed of by the Lender on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Lender.

         (f) The Lender shall apply the proceeds of any exercise of the Lender's Rights and Remedies under this Article 11: towards the Liabilities in such manner, and with such frequency, as the Lender determines.


     11.3. OCCUPATION OF BUSINESS LOCATION. In connection with the Lender's exercise of the Lender's rights under this Article 11:, the Lender may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender's taking possession thereof, and


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
may render any Collateral unusable to the Borrower. In no event shall the Lender be liable to the Borrower for use or occupancy by the Lender of any premises pursuant to this Article 11:, nor for any charge (such as wages for the Borrower's employees and utilities) incurred in connection with the Lender's exercise of the Lender's Rights and Remedies.

     11.4. GRANT OF NONEXCLUSIVE LICENSE. The Borrower hereby grants to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Lender's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

     11.5. ASSEMBLY OF COLLATERAL. The Lender may require the Borrower to assemble the Collateral and make it available to the Lender at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Lender and the Borrower.

     11.6. RIGHTS AND REMEDIES. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the LENDER'S RIGHTS AND REMEDIES") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Lender's Rights and Remedies. No waiver by the Lender of any of the Lender's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Lender's Rights and Remedies may be exercised at such time or times and in such order of preference as the Lender may determine. The Lender's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE 12: - NOTICES:

     12.1. NOTICE ADDRESSES. All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation


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under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Lender:
                          Fleet Retail Finance Inc.
                          40 Broad Street
                          Boston, Massachusetts 02109
                          Attention : Mr. Evan Israelson
                                      Loan Officer
                          Fax       : 617 434-4312

With a copy to:
                          Riemer & Braunstein LLP
                          Three Center Plaza
                          Boston, Massachusetts 02108
                          Attention : Kevin M. Murtagh, Esquire
                          Fax       : 617-880-3456

If to the Borrower:
                          Bakers Footwear Group, Inc.
                          2815 Scott Avenue, Suite C
                          St. Louis, Missouri 63103
                          Attention : Mr. Peter Edison
                          Fax       :
With a copy to:

                          Bryan Cave LLP
                          One Metropolitan Square
                          211 N. Broadway - Suite 3600
                          St. Louis, Missouri 63102-2750
                          Attention : Harold R. Burroughs, Esq.
                          Fax       : 314-259-2020

     12.2. NOTICE GIVEN.

         (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

               (i) By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

               (ii) By recognized overnight express delivery: the Business Day following the day when sent.

               (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

               (iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no


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
     later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

         (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

ARTICLE 13: - TERM:

     13.1. TERMINATION OF REVOLVING CREDIT. The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2:2.5(h) hereof) until the Termination Date.

     13.2. ACTIONS ON TERMINATION. On the Termination Date, the Borrower shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans); any then remaining installments of the Revolving Credit Commitment Fee; any then remaining installments of the Facility Fee; any accrued and unpaid Unused Line Fee; and all unreimbursed costs and expenses of Lender; for which the Borrower is responsible; and shall make such arrangements concerning any L/C's then outstanding are reasonably satisfactory to the Lender. Until such payment, all provisions of this Agreement, other than those contained in Article 2: which place an obligation on the Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full. The release by the Lender of the Collateral Interests granted the Lender by the Borrower hereunder may be upon such conditions and indemnifications as the Lender may require.

ARTICLE 14: - GENERAL:

     14.1. PROTECTION OF COLLATERAL. The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender.

     14.2. PUBLICITY. The Lender may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrower (and may utilize


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


any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Lender.

     14.3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Borrower and the Borrower's representatives, successors, and assigns and shall enure to the benefit of the Lender and its successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

     14.4. SEVERABILITY. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

     14.5. AMENDMENTS. COURSE OF DEALING.

         (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Borrower of the Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Lender to the manner by which Borrowing Base is determined shall obligate the Lender to continue to determine Borrowing Base in that manner.

         (b) The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.


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


     14.6. POWER OF ATTORNEY. In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Lender full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

     14.7. APPLICATION OF PROCEEDS. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion, consistent, however, with the provisions of this Agreement. The Borrower shall remain liable for any deficiency remaining following such application.

     14.8. INCREASED COSTS. If, as a result of any requirement of law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

          (a) subjects the Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Lender under this Agreement (except for taxes on the Lender based on net income or capital imposed by the jurisdiction in which the principal or lending offices of the Lender are located);

          (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of the Lender;

          (c) imposes on the Lender any other condition with respect to any Loan Document; or

          (d) imposes on the Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in the Lender's reasonable opinion, is to increase the cost to the Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by the Lender in respect of any loan, advance or financial accommodation by an amount which the Lender deems to be material, then upon written notice from the Lender, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Lender, upon receipt of


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


such notice, that amount which shall compensate the Lender for such additional cost or reduction in income.

     14.9. COSTS AND EXPENSES OF THE LENDER

         (a) The Borrower shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements (including attorneys' reasonable fees and expenses) which are incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

         (b) The Borrower authorizes the Lender to pay all such fees and expenses and in the Lender's discretion, to add such fees and expenses to the Loan Account.

         (c) The undertaking on the part of the Borrower in this Section 14.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this
Section 14.9.

     14.10. COPIES AND FACSIMILES. This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

     14.11. MASSACHUSETTS LAW. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.

     14.12. CONSENT TO JURISDICTION.

         (a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender's sole discretion. By execution and delivery of this


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
Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

         (b) The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower's address for notices as specified herein, such service to become effective five
(5) Business Days after such mailing.

         (c) The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

         (d) Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

         (e) The Borrower agrees that any action commenced by the Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

     14.13. INDEMNIFICATION. The Borrower shall indemnify, defend, and hold the Lender and any Participant and any of their respective employees, officers, or agents (each, an "INDEMNIFIED PERSON") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower, other than a termination, release, or discharge duly executed on behalf of the Lender which makes specific reference to this Section 14.13.

     14.14. RULES OF CONSTRUCTION. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

         (a) Unless otherwise specifically provided for herein, interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

         (b) Words in the singular include the plural and words in the plural include the singular.

         (c) Unless otherwise specifically provided for herein or in a specific Loan Document (and then only to the extent so provided), as between the parties hereto or to any Loan Document, the definitions of the following terms, as included in the UCC, are deemed to be as follows for purposes of the performance of obligations arising under or in respect of any Loan Document:

                    (i) "Authenticate" means "signed".

                    (ii) "Record" means written information in a tangible form.

         (d) Cross references to Sections in this Agreement begin with the
Article in which that Section appears, followed by a colon, and then the Section to which reference is made. (For example, a reference to "Section 5:5-6" is to Section 5-6, which appears in Article 5 of this Agreement).

         (e) Titles, headings (indicated by being underlined or shown in SMALL CAPITALS) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

         (f) The words "includes" and "including" are not limiting.

         (g) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

         (h) Except where the context otherwise requires or where the relevant subsections are joined by "or", compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision. Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by "or" may be accomplished by compliance with any of such subsections.

         (i) Text which is shown in italics, shown in BOLD, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

         (j) The words "may not" are prohibitive and not permissive.

         (k) The word "or" is not exclusive.

         (l) Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

         (m) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.


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
         (n) The symbol "$" refers to United States Dollars.

         (o) Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

         (p) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

         (q) Except as otherwise specifically provided, all references to time are to Boston time.

         (r) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

               (i) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

               (ii) The word "from" means "from and including".

               (iii) The words "to" and "until" each mean "to, but excluding".

               (iv) The word "through" means "to and including".

         (s) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 14.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

     14.15. INTENT. It is intended that:

         (a) This Agreement take effect as a sealed instrument.

         (b) The scope of the security interests created by this Agreement be broadly construed in favor of the Lender.

         (c) The security interests created by this Agreement secure all Liabilities, whether now existing or hereafter arising.

         (d) All reasonable costs, expenses, and disbursements incurred by the Lender in connection with the Lender's relationship(s) with the Borrower shall be borne by the Borrower.

         (e) Unless otherwise explicitly provided herein, the Lender's consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Lender in its sole discretion and without reference to Section 2.16 hereof.

     14.16. PARTICIPATIONS: The Lender may sell participations in the Lender's interests herein to one or more financial institutions (each, a "PARTICIPANT").


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
     14.17. RIGHT OF SET-OFF. Any and all deposits or other sums at any time credited by or due to the Borrower from the Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of the Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Lender or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Lender.

     14.18. PLEDGES TO FEDERAL RESERVE BANKS: Nothing included in this Agreement shall prevent or limit any, to the extent that such is subject to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act (12 U.S.C. ss.341) from pledging all or any portion of that Lender's interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the pledging from its obligations hereunder or under any of the Loan Documents.

     14.19. MAXIMUM INTEREST RATE. Regardless of any provision of any Loan Document, the Lender shall never be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

     14.20. WAIVERS.

         (a) The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14:14.20(b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

         (b) THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW:

               (i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

               (ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Lender's exercising of the Lender's rights upon default.


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
               (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

               (iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Lender may or may become entitled to take hereunder.

               (v) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

               (vi) Any claim to consequential, special, or punitive damages.


                        [SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have hereunto caused this Loan and Security Agreement to be executed and their seals to be hereto affixed as of the date first above written.

                                                     BAKERS FOOTWEAR GROUP, INC.
                                                                    ("BORROWER")


                                              By  /s/ PETER EDISON
                                                  ------------------------------
                                      Print Name: PETER EDISON
                                                  ------------------------------
                                           Title: CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER
                                                  ------------------------------



                                                       FLEET RETAIL FINANCE INC.
                                                                      ("LENDER")


                                             By   /s/ EVAN ISRAELSON
                                                  ------------------------------
                                     Print Name:  EVAN ISRAELSON
                                                  ------------------------------
                                          Title:  ASSISTANT VICE PRESIDENT
                                                  ------------------------------

                                                                     EXHIBIT 2.8

REVOLVING CREDIT NOTE                                  FLEET RETAIL FINANCE INC.

Boston, Massachusetts                                     As of January 18, 2000


     FOR VALUE RECEIVED, the undersigned, Weiss and Neuman Shoe Co., a
Missouri corporation with its principal executive offices at 2815 Scott
Avenue, Suite C, St. Louis, Missouri 63103 (the "BORROWER") promises to pay to the order of Fleet Retail Finance Inc., a Delaware corporation with its offices at 40 Broad Street Boston, Massachusetts 02109 (with any subsequent holder, the "LENDER") the aggregate unpaid principal balance of loans and advances made to or for the account of the Borrower pursuant to the Revolving Credit established pursuant to the Loan and Security Agreement of even date (as such may be amended hereafter, the "LOAN AGREEMENT") between the Lender and the Borrower, with interest at the rate and payable in the manner stated therein.

     This is the "Revolving Credit Note" to which reference is made in the Loan Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable as provided in the Loan Agreement and shall be subject to acceleration as provided therein.

     The Lender's books and records concerning loans and advances pursuant to the Revolving Credit, the accrual of interest thereon, and the repayment of such loans and advances, shall be prima facie evidence of the indebtedness hereunder.

     No delay or omission by the Lender in exercising or enforcing any of the Lender's powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any default hereunder shall operate as a waiver of any other default hereunder, nor as a continuing waiver.

     The Borrower, and each endorser and guarantor of this Note, respectively waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each assents to any extension or other indulgence (including, without limitation, the release or substitution of collateral) permitted by the Lender with respect to this Note and/or any collateral given to secure this Note or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other person obligated on account of this Note.

     This Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective heirs, successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

     The liabilities of the Borrower, and of any endorser or guarantor of this Note, are joint and several, provided, however, the release by the Lender of any one or more such person, endorser or guarantor shall not release any other person obligated on account of this Note. Each reference in this Note to the Borrower, any endorser, and any quarantor, is to such person individually and also to all such persons jointly. No person obligated on account of this Note may seek contribution from any other person also obligated unless and until all liabilities, obligations and indebtedness to the Lender of the person from whom contribution is sought have been satisfied in full.

     This Note is delivered at the offices of the Lender in, shall be governed by the laws of The Commonwealth of Massachusetts, and shall take effect as a sealed instrument.

     The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Lender in the establishment and maintenance of the Lender's relationship with the Borrower contemplated by this Note, is relying thereon. THE BORROWER, TO THE EXTENT ENTITLED THERETO, WAIVES ANY PRESENT OR FUTURE RIGHT OF THE BORROWER, OR OF ANY GUARANTOR OR ENDORSER OF THE BORROWER OR OF ANY OTHER PERSON LIABLE TO THE LENDER ON ACCOUNT OF OR IN RESPECT TO THE LIABILITIES, TO A TRIAL BY JURY IN ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT TO, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER, ANY SUCH PERSON, AND THE LENDER.


                                                       WEISS AND NEUMAN SHOE CO.
                                                                The ("BORROWER")


                                                       By:
                                                          ----------------------




                                     ..2..

[Exhibits 4.2 through 5.4 as listed on page vi of this Exhibit 10.17 have been omitted. The registrant undertakes to furnish supplementally a copy of such exhibits upon request.]

                                                               EXHIBIT 5:5.11(a)

                        FINANCIAL PERFORMANCE COVENANTS


CAPITAL EXPENDITURES:

The Borrower shall not permit or suffer its Unfunded Capital Expenditures for the fiscal year ending January 4, 2003 to be greater than $5,100,000, or $8,500,000 if the IPO shall be consummated during the year 2003; Unfunded Capital Expenditures for any fiscal year thereafter shall be set based on the Business Plan of Borrower pursuant to Section 5.11 of the Loan Agreement.

MINIMUM AVAILABILITY:

The Borrower shall maintain at all times Availability of not less than $1.5 Million, except that, Availability may be less than $1.5 Million for not more than three (3) consecutive Business Days in any month.



[Exhibits 5.11(b), 7.1 and 7.2 as listed on page vi of this Exhibit 10.17 have been omitted. The registrant undertakes to furnish supplementally a copy of such exhibits upon request.]

              CONFIRMATION AND RELEASE OF GUARANTY AGREEMENT

                                                            June 11, 2002

Fleet Retail Finance Inc.
40 Broad Street
Boston, Massachusetts 02109

Gentlemen:

         On January 18, 2000, BAKERS FOOTWEAR GROUP, INC., f/k/a Weiss and Neuman Shoe Co. (the "BORROWER"), a Missouri corporation with its principal executive offices at 2815 Scott Avenue, Suite C, St. Louis, Missouri 63103, entered into a loan arrangement with Fleet Retail Finance Inc. (the "LENDER"), pursuant to which the Lender established a revolving line of credit in the Borrower's favor in accordance with the terms of a Loan and Security Agreement of that date (as amended to date, the "ORIGINAL LOAN AGREEMENT"). In connection with said Original Loan Agreement, the undersigned (the "GUARANTOR") executed and delivered a LIMITED GUARANTY OF COLLECTION (the "GUARANTY") of the Liabilities (as therein defined) of the Borrower to the Lender.

         Further, on the date hereof, the Borrower and the Lender shall enter into a certain Amended and Restated Loan and Security Agreement pursuant to which the Borrower and Lender shall amend and restate the terms and conditions of the Original Loan Agreement (hereinafter, the Original Loan Agreement as so amended and restated by the Amended and Restated Loan and Security Agreement, and as such hereinafter may be modified, amended, supplemented or restated, shall be referred to as the "LOAN AGREEMENT"). The Lender will not enter into such Loan Agreement unless, among other things, the Guarantor executes and delivers this Letter Agreement (the "LETTER AGREEMENT") to the Lender. Terms used and not otherwise defined herein shall have the meanings attributed thereto in the Loan Agreement.

         Therefore, to induce the Lender to enter into the Loan Agreement, the Guarantor hereby warrants, represents, covenants, and agrees as follows:

1. The Guarantor hereby ratifies and confirms the warranties and representations set forth in the Guaranty, and acknowledges that pursuant to the terms of the Guaranty, the Guarantor previously guaranteed the payment of the Liabilities of the Borrower to the Lender to the extent set forth in such Guaranty, that this acknowledgment is being executed as a confirmation of the Guarantor's obligations to Lender under the Guaranty and that, subject to the limitations contained in the Guaranty, the Guarantor shall remain liable for all of the Liabilities, now existing or hereafter arising, whether or not any similar confirmation letter is executed in the future.

2. The Guarantor hereby acknowledges and agrees that he has no offsets, defenses, or counterclaims against the Lender with respect to his obligations under the Guaranty or otherwise, and to the extent that the Guarantor has any such offsets, defenses, or counterclaims, the Guarantor hereby WAIVES and RELEASES the same.

3. It is agreed by the Lender that, upon Lender's satisfaction that the following conditions have been met, the Guaranty shall be deemed terminated and the

Guarantor shall be deemed released from all obligations thereunder, and the Lender shall execute such releases as Guarantor shall reasonably request:

               a.   No Suspension Event shall have occurred and be continuing;

               b. The Borrower shall have received not less than $10,000,000 in cash proceeds from the IPO; and

               c.   The Borrower shall have made the payments required under
                    Section 2.22 of the Loan Agreement in full in cash.

This Letter Agreement is intended to take effect as a sealed instrument.

                                                 Very truly yours,



                                                 /s/ PETER EDISON
                                                 -------------------------------
                                                 PETER EDISON


ACCEPTED, ACKNOWLEDGED AND AGREED TO:

FLEET RETAIL FINANCE INC.
("LENDER")


By
   -------------------------------
Print Name:
           -----------------------
Title:
      ----------------------------



                                       2